InnovExplo – Consulting Firm
Mines & Exploration
560, 3[e] Avenue,
Val-d’Or, Québec, Canada, J9P 1S4
Telephone:	(819) 874-0447
Facsimile:	(819) 874-0379
Toll-free:	1-866-749-8140
Email:	info@innovexplo.com
Web site:	www.innovexplo.com

TECHNICAL REPORT ON THE BERENS RIVER PROPERTY
(according to Regulation 43-101 / NI 43-101 and Form 43-101F1)

Project Location

Red Lake Mining Division
Setting Net Lake Township
Province of Ontario, Canada
(NTS: 53C/13SE)

(UTM 457289E, 5854544N)
NAD, 83, Zone 15

Prepared for

Golden Share Mining Corporation
349 Rue de Contrecoeur
Montréal (Québec) H1L 3Y4

Prepared by:

Tafadzwa Gomwe, PhD, P.Geo.	Remi Verschelden, P.Geo.
InnovExplo – Consulting Firm	InnovExplo Inc – Consulting Firm
Val-d’Or (Québec)	Val-d’Or (Québec)
Email: tafa.gomwe@innovexplo.com	E-mail: remi.verschelden@innovexplo.com

June 19, 2013

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TABLE OF CONTENTS

1.	SUMMARY	4
2.	INTRODUCTION	7
3.	RELIANCE ON OTHER EXPERTS	8
4.	PROPERTY DESCRIPTION AND LOCATION	9
4.1	Location	9
4.2	Claim Status	10
4.3	Environment	12
5.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	14
6.	HISTORY	16
7.	GEOLOGICAL SETTING AND MINERALIZATION	28
7.1	Regional Geological Setting	28
7.2	Local Geological Setting	29
7.3	Property Geology	31
8.	DEPOSIT TYPES	37
8.1	Epithermal Gold Deposits	38
8.2	VMS Deposits	40
8.3	Berens River Model	40
9.	EXPLORATION	43
10.	DRILLING	47
11.	SAMPLE PREPARATION, ANALYSES, AND SECURITY	48
11.1	Atomic Absorption Spectrometry	48
11.2	Acid Digestion	48
11.3	Gravimetric Finish	49
11.4	Sodium Peroxide Fusion and ICP-OES	49
12.	DATA VERIFICATION	50
12.1	Database Verification	50
12.2	Property Verification	51
13.	MINERAL PROCESSING AND METALLURGICAL TESTING	56
14.	MINERAL RESOURCE ESTIMATES	56
15.	MINERAL RESERVE ESTIMATES	56
16.	MINING METHODS	56
17.	RECOVERY METHODS	56
18.	PROJECT INFRASTRUCTURE	56
19.	MARKET STUDIES AND CONTRACTS	56
20.	ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL OR COMMUNITY IMPACT	57
20.1	Environmental	57
20.2	Permitting	58
20.3	Social or Community impact	58
21.	CAPITAL AND OPERATING COSTS	59
22.	ECONOMIC ANALYSIS	59
23.	ADJACENT PROPERTIES	60
24.	OTHER RELEVANT DATA AND INFORMATION	62

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25.	INTERPRETATION AND CONCLUSIONS	62
26.	RECOMMENDATIONS	63
27.	REFERENCES	65
28.	SIGNATURE PAGE	73
CERTIFICATE OF AUTHOR – TAFADZWA GOMWE		74
CERTIFICATE OF AUTHOR – RÉMI VERSCHELDEN		75

LIST OF FIGURES

Figure 4.1 – Location of the Berens River property in the province of Ontario	9
Figure 4.2 – Claim, topography and accessibility map of the Berens River property	13
Figure 5.1 – Topography and accessibility of the Berens River property	15
Figure 7.1 – Mosaic map of the Superior Province showing major tectonic elements	30
Figure 7.2 – Regional geology, from the Ontario Geological Survey (1991)	34
Figure 7.3 – Simplified geology of the Berens River property	35
Figure 8.1 – Simplified model of the Berens River property (Gomwe and Pelletier 2011).	42
Figure 9.1 – Locations of the best grab sample results from the 2010 program	46
Figure 12.1 – General overview of the decommissioned airstrip	52
Figure 12.2 – Site overview. Top right: airstrip; top left: east tailing pond; center: drill material and old shack; left corner, rock piles near shaft no 2	52
Figure 12.3 – No.1 Shaft cement slab	53
Figure 12.4 – Historical drill core near shaft no. 2	53
Figure 12.5 – Sample location tags from the 2010 exploration campaign	54
Figure 12.6 – Sample location tag 110752 from the 2010 exploration campaign	54
Figure 12.7 – Historical casing	54
Figure 12.8 – Historical drill site	54
Figure 12.9 – Sample from muck pile near shaft no. 2	54
Figure 12.10 – Sample from Vein no 1 near shaft no. 1	54
Figure 12.11A – Drill equipment	55
Figure 12.11B – Drill equipment	55
Figure 20.1 – Backfill of former open stope, from the June 4 visit	57
Figure 23.1 – Adjacent properties to the Berens River property	61

LIST OF TABLES

Table 4.1 – Claims summary for the Berens River property	12
Table 6.1 – Summary of historic work carried out on the Berens River property	26
Table 7.1 – Stratigraphic sequence in the Favourable Lake Greenstone Belt	31
Table 9.1 – Results for the No. 1 vein	43
Table 9.2 – Results for the No. 3 vein	44
Table 9.3 – Results for the No. 19 vein (No. 10 vein of InnovExplo)	44
Table 9.4 – Results for metasedimentary samples	45
Table 26.1 – Phase 1: Proposed Berens exploration program	64
Table 26.2 – Phase 2: Proposed Berens exploration program	64

LIST OF APPENDICES

APPENDIX I – UNITS, CONVERSION FACTORS, ABBREVIATIONS	76
APPENDIX II – SUMMARY PROCEDURES FROM SGS LABORATORIES	78

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1.	SUMMARY

InnovExplo Inc. (“InnovExplo”) was mandated in May 2013 by Laurence Huss, Vice-President Exploration of Golden Share Mining Corporation (“Golden Share” or “the issuer”), to complete an evaluation of the project and a Technical Report (“the report”) in compliance with Regulation 43-101/NI 43-101 and Form 43-101F1 on the Berens River property (“the property”) situated in the Red Lake mining district of Ontario, Canada. The issuer, Golden Share, is a Canadian mineral exploration company listed on the TSX Venture Exchange under the symbol GSH. InnovExplo is an independent Mines and Exploration Consulting Firm based in Val-d’Or, Québec.

The authors, Tafadzwa Gomwe, PhD, P.Geo. (APGO no.2226) and Remi Verschelden, BSc, P.Geo. (APGO no.2231) completed the report and reviewed all available surveys, data and information deemed adequate and reliable. Remi Verschelden, visited the Berens River property on June 4, 2013. The authors are Qualified and Independent Persons as defined by Regulation 43-101/NI 43-101.

The Berens River mine, formerly known as the Zahavy mine, Favourable Lake mine or Golsil mine, is located approximately 200 km north of the Red Lake community. It is located within NTS map sheet 53C/13SE in the Setting Net Lake Township. The approximate coordinates for the No. 1 shaft of the former mine are 457289E and 5854544N, (UTM, NAD 83, Zone 15).

According to the Ontario government’s claim management system available via the Internet, the mining titles are currently 100% registered under the name of Favourable Lake Gold Corporation. One claim (4224888) is registered under Desmeulles (50%) and 2232097 Ontario Limited (50%). The claims are located in two separate areas within the Setting Net Lake area (“Setting Net Lake Claims”).

The Berens River property is located in the Superior Structural Province of the Canadian Shield. It is underlain by the Favourable Lake Greenstone Belt of the (former) Sachigo Subprovince, which is now considered an integral part of the newly defined North Caribou Terrane. The geology of the northern property consists of a sequence of folded volcanic and metasedimentary rocks which trend approximately north-south and dip steeply to the east. These supracrustal units have been intruded by gabbro and granitoid masses. Most of the outcrops on the property are calc-alkaline volcanic and sedimentary rocks. The polymetallic veins on the Berens River property are hosted by a sequence of dominantly intermediate to felsic calc-alkaline volcanic rocks. The metavolcanic rocks consist of andesitic flows and tuffs, minor pyroclastics and brecciated units. The metasedimentary rocks are composed of laminated cherts, argillites, siltstones, fine-grained tuffs, marble, and banded sulphide and oxide facies iron formation, which stratigraphically overlying the felsic volcanic unit. These units occur directly west of the mineralized veins. Numerous types of mineralization are present in the region around the Berens River property, mainly quartz veins carrying gold, copper and/or zinc mineralization, usually associated with pyrite and pyrrhotite in fault zones, as veins, or as disseminations.

Various indicators point towards a low-sulphidation epithermal model; however, the presence of iron formations and garnet-chlorite-actinolite and quartz-sericite alteration assemblages indicate hydrothermal alteration associated with a VMS model. It is possible that the Berens River deposit represents a complex ensemble of both VMS and epithermal models due to a possible transition from stratiform volcano to caldera, followed by a period of erosion which may have removed earlier evidence of a VMS deposit.

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Historical production focused on the No. 1 vein, and both surface and underground exploration focused on veins No. 1, 2, 3 and 4. Operations spanning a period from 1938 to 1948 produced the following amounts from the No. 1 vein: 157,696 oz Au; 5,796,177 oz Ag; 6,105,872 lbs Pb and 1,797,091 lbs Zn (509,000 t at 9.69 g/t Au, 354.5 g/t Ag, 0.54% Pb and 0.16% Zn; totals are compiled from reports that are not compliant with 43-101 regulations). The exploration work for Getty Canadian Metals Ltd is the most extensive, and includes diamond drilling, surface geological mapping and sampling, underground exploration, and a resource estimate, in addition to a limited amount of overburden sampling and sampling of the old tailings ponds. Gold, silver, lead, zinc and copper assays were sampled from diamond drill core, underground workings and numerous surface showings.

Grab samples from veins confirm the presence of high-grade mineralization. Samples from the No. 1 vein returned up to 31.88 g/t Au and 547 g/t Ag, and those from the No. 3 vein returned 37.71 g/t Au and 1,630 g/t Ag. The results of past exploration on the No. 3 vein suggest a potential for mining. The historical resources from the No. 3 vein were reported in 1988 at 174,158 tonnes at 7.72 g/t Au and 175.22 g/t Ag, and were never exploited. These “resources” are historical in nature and should not be relied upon. It is unlikely they conform to current Regulation 43-101 criteria or to CIM Standards and Definitions, and they have not been verified to determine their relevance or reliability. They are included in this section for illustrative purposes only and should not be disclosed out of context. During the June 4th 2013 site visit, samples were taken in order to attest the presence of gold. Results should be available after effective date of this report.

A large part of the property, although having been mined in the past, is still at an early stage of exploration and some parts are at the grassroots stage (for example, the Setting Net Lake area). The property has the potential for several rich Au/Ag-bearing veins. Occurrences, such as Young and Newconex, were sampled by drilling and prospecting and yielded positive results, indicating the potential for further discoveries.

The authors are of the opinion that the Berens River property has sufficient merit to continue exploration work. A two-phase program is recommended. Phase 1 would consist of obtaining more information on the No. 3, 10 and 19 veins. This would involve drilling twin holes for the best targets noted on maps, and within the potentially mineable resources where drill hole logs have been lost. This information should be entered into the current database to check the validity of the existing assay data. Proper QA/QC protocol and analytical procedure should be implemented for all target commodities and mineralization types. A drill is present on site, therefore mobilization costs are no longer a factor.

Phase 2 work would comprise prospecting, whole rock geochemistry and geological mapping, particularly on the new claims acquired in 2011. This includes the southern property near Setting Net Lake. All outcrops identified in the compilation of the geological map and some structural measurements should be verified in the field. The best targets identified during this phase could be further exposed by trenching.

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Prospecting should also focus on identifying extensions of known mineralization, determining the continuity of mineralized veins, and determining the polarity of the volcanics. It is strongly recommended that the property undergoes a geophysical study. This should be done after the prospecting in order to determine the most suitable program (ground or airborne survey) for the type of mineralisation and host rock composition. If it is at all possible, the collars of historical surface holes, shaft collar, claim stakes, trenches, zones, etc. should be professionally surveyed and identified. According to the proposed genetic model, a pluton below the metavolcanics served as a heat source for the system. There is indeed a pluton in the southeastern corner of the property, but it is not known if this was the source of heat. This pluton may also have been near the top of the system where it could have acted as a capping mechanism, in which case other types of mineralization may be present near its contact. Phase 1 is estimated at $219,000 and Phase 2 at $834,000 for a total of $1,053,000.

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2.	INTRODUCTION

InnovExplo Inc. (“InnovExplo”) was mandated in May 2013 by Laurence Huss, Vice-President Exploration of Golden Share Mining Corporation (“Golden Share” or "the issuer”), to complete an evaluation of the project and a Technical Report (“the report") in compliance with Regulation 43-101/NI 43-101 and Form 43-101F1 on the Berens River property (“the property”) situated in the Red Lake mining district of Ontario, Canada. The issuer, Golden Share, is a Canadian mineral exploration company listed on the TSX Venture Exchange under the symbol GSH. InnovExplo is an independent Mines and Exploration Consulting Firm based in Val-d’Or, Québec.

In 2010, Golden Share acquired the Berens River property from Nanoose Gold Limited (dissolved in 2011). In 2011, Golden Share acquired additional claims in the area from Favourable Lake Gold Corporation. This report represents the first report since Golden Share’s acquisition of the Berens River property.

InnovExplo has reviewed the data provided by the issuer and/or by its agents. InnovExplo has also reviewed other information sources, such as government databases that handle assessment work and mining title status.

The authors, Tafadzwa Gomwe, PhD, P.Geo. (APGO no.2226) and Remi Verschelden, BSc, P.Geo. (APGO no.2231) completed the report and reviewed all available surveys, data and information deemed adequate and reliable. Remi Verschelden, visited the Berens River property on June 4, 2013. The authors are Qualified and Independent Persons as defined by Regulation 43-101/NI 43-101. Technical support at InnovExplo was provided by Daniel Turgeon. Vincent Jourdain performed the contents and linguistic revision as well as scientific input and discussions.

InnovExplo has reviewed and appraised the information used in the preparation of this report, and believes the information used to prepare the report and to formulate the interpretations, conclusions and recommendations herein is valid and appropriate considering the status of the project and the purpose for which the report is prepared. The authors have a good knowledge of mineral deposit exploration models in Archean and Proterozoic terranes. The authors fully researched and documented the conclusions and recommendations made in this report.

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3.	RELIANCE ON OTHER EXPERTS

The authors, Tafadzwa Gomwe PhD. P.Geo. (APGO no.2226) and Remi Verschelden BSc, P.Geo. (APGO no.2231), Qualified and Independent Persons as defined by Regulation 43-101/NI 43-101, were contracted by the issuer to study technical documentation, visit the property, and recommend a work program if warranted. The main author reviewed the mining titles, their status, any related agreements, and any technical data supplied to them by the issuer (or its agents) or collected from public technical information sources.

Laurence Huss, Vice-President Exploration of Golden Share, supplied documentation for the Berens River property mining titles and their status. InnovExplo is not qualified to express a legal opinion with respect to the property titles, current ownership, or possible encumbrance status.

Many of the geological and technical reports that cover the property area were prepared prior to the implementation of National Instrument 43-101 in 2001 and Regulation 43-101 in 2005. However, the authors of such reports appear to have been qualified and the information prepared according to standards that were acceptable to the exploration community at the time. In some cases, the data is incomplete or does not fully meet the current requirements of Regulation 43-101. The authors have no reason to believe that any information used in the preparation of the present report is invalid or contains misrepresentations.

The authors, Tafadzwa Gomwe and Remi Verschelden BSc, believe that the information used to prepare the report and its conclusions and recommendations is valid and appropriate considering the status of the project and the purpose for which the report is prepared.

The authors, Tafadzwa Gomwe PhD. P.Geo. (APGO no.2226) and Remi Verschelden BSc, P.Geo. (APGO no.2231), by virtue of his technical review of the project’s exploration potential, affirm that the work program and recommendations are compliant with Regulation 43-101 and CIM technical standards.

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4.	PROPERTY DESCRIPTION AND LOCATION

4.1	LOCATION

The Berens River mine, formerly known as the Zahavy mine, Favourable Lake mine or Golsil mine, is located approximately 200 km north of the Red Lake community (Fig. 4.1). It is located within NTS map sheet 53C/13SE in the Setting Net Lake Township. The approximate coordinates for the No. 1 shaft are 457289E and 5854544N (UTM, NAD 83, Zone 15).

Berens
Red Lake
Kenora
Jonesville
Thunder Bay
Wawa
Timmins
Val-d'Or
Chibougamau
Sudbury
Petawawa
Ottawa
Toronto
Detroit
Milwaukee
Chicago
USA
InnovExplo
0
100
200
Km
GOLDEN SHARE

Figure 4.1 – Location of the Berens River property in the province of Ontario

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4.2	CLAIM STATUS

According to the Ontario government’s claim management system available via the Internet, the mining titles are currently 100% registered under the name of Favourable Lake Gold Corporation. One claim (4224888) is registered under Desmeulles (50%) and 2232097 Ontario Limited (50%) Table 4.1 lists the claims and status. The claims are located in two separate areas within the Setting Net Lake area. The northern claims are centred on the historical Berens River mine (“Berens River Claims”) and the southern contiguous claims are located along the southeast shore of Setting Net Lake (“Setting Net Lake claims”). The property comprises 21 claims covering an area of approximately 3,686 ha (Fig. 4.2) .

In October 2010, Golden Share acquired the Berens River property with a 100% interest. Nanoose retains a 2% Net Smelter Royalty (NSR) and Golden Share will have the right to purchase half (i.e., a 1% NSR) for $2,000,000 at any time prior to commencement of commercial production.

Golden Share’s acquisition transaction of the Berens River property was structured in the following manner:

1.

Acquisition of Nanoose Gold Limited (“Nanoose”), a private Canadian Company, through a share exchange on a one-to-one share basis. Golden Share issued 5,000,000 Golden Share common shares to Nanoose shareholders to complete the transaction, at a deemed price of $0.21 per share. Additionally, Golden Share issued 471,100 common share purchase warrants with an exercise price of $0.15. Of the 5,000,000 shares issued to Nanoose shareholders, 3,000,000 shares will be held in escrow and released over a five-year period.

2.

Nanoose has an option agreement to acquire a 100% interest in the Berens River property. Golden Share will take over Nanoose’s commitments to the property’s optionors and will pay a total of $480,000 in cash and issue a total of 1,000,000 shares, at a deemed price of $0.21 per share, over a five-year period. A payment of $20,000 in cash and 200,000 shares was executed upon closing.

In December 2011, Golden Share Mining entered into a property option agreement with Favourable Lake Gold Corporation (Favourable Lake), where Golden Share acquired a 100% interest in 20 unpatented claims, representing 220 units.

The optioned claims consisted of two discrete blocks and consolidated Golden Share's Berens River property by providing access to two important areas:

1.	Berens Extension: 15 contiguous claims covering the extensions of the past- producing Berens River mine and additional subparallel veins to the south;

2.	Berens South: 5 claims located to the southeast, covering some important gold occurrences.

According to the option agreement, Golden Share shall:

(a)	pay Favourable Lake $50,000 as follows:

	(i)	$7,500 as soon as the property’s mineral interests and mining are renewed beyond their current term;

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	(ii)	$7,500 on February 28, 2013 or when Golden Share and the Sandy Lake First Nation enter into a written agreement respecting Golden Share’s exploration of the property;

	(iii)	$20,000 on or before the later of the first anniversary of the date of the option agreement or the completion of the two previous conditions;

	(iv)	$15,000 on or before the second anniversary of the date of the option agreement; and

(b)	issue to Favourable Lake:

	(i)	250,000 common shares;

	(ii)	a further 250,000 common shares on February 28 2013 or when Golden Share and the Sandy Lake First Nation enter into a written agreement respecting exploration of the property;

(iii)

such further number of common shares equal to the lesser of 3,000,000 common shares or $150,000 divided by the volume weighted average trading price of the common shares on the TSXV for the five trading day period ending three trading days before the later of the first anniversary of the date of the agreement and the completion of the sections mentioned above, or at Golden Share’s election, by making a cash payment of $150,000; and

(iv)

such further number of common shares equal to the lesser of 3,000,000 common shares or $150,000 divided by the volume weighted average trading price of the common shares on the TSXV for the five trading day period ending three trading days before the earlier of the second anniversary of the date of the option agreement and the issuance of such common shares, or at Golden Share’s election, by making a cash payment of $150,000.

Following the exercise of the option, Golden Share shall issue additional common shares to Favourable Lake as follows:

(i)

A further 500,000 common shares if measured and indicated resources representing a metal content of 250,000 ounces of gold or more are defined and validated by a 43-101 compliant report prepared by an independent geological consulting firm or a total of 250,000 ounces of gold (confirmed by official milling documentation) are produced by Golden Share during commercial production; and

(ii)

A further 1,000,000 common shares if measured and indicated resources representing a metal content of 500,000 ounces of gold or more are defined and validated by a 43-101 compliant report prepared by an independent geological consulting firm or a total of 500,000 ounces of gold (confirmed by official milling documentation) are produced by Golden Share during commercial production.

In February 2013 Golden Share amended the terms of the option agreement. Under the terms of the amended agreement, Golden Share can acquire a 100% interest in the Property over 26 months by meeting the following conditions:

  By executing cash payments of a total of $37,500 to Favourable Lake, to be completed no later than the second anniversary of the date of the option agreement and each payment being made upon the achievement of certain milestones;

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  By issuing Favourable Lake a first tranche of a total of 1,000,000 Golden Share Common Shares, to be completed no later than February 28, 2013 and each issuance being made upon the achievement of certain milestones;

  By issuing, subject to certain conditions, such further number of Common Shares equal to the lesser of 3,000,000 Common Shares or $150,000 divided by the volume weighted average trading price of the Common Shares on the TSXV for the five trading day period ending no later than February 28, 2014, or at Golden Share's election, by making a cash payment of $150,000; and

  By issuing such further number of Common Shares equal to the lesser of 3,000,000 Common Shares or $150,000 divided by the volume weighted average trading price of the Common Shares on the TSXV for the five trading day period ending on or before the second anniversary of the date of this Agreement, or at Golden Share's election, by making a cash payment of $150,000.

Table 4.1 – Claims summary for the Berens River property

Claim number	Recording Date	Claim Due Date	units	Status	Hectares	Holder
4224888	2009-Jan-29	2016-Jan-29	15	A	239.34	DESMEULES, M. J. ( 50.00%) 125705 and 2232097 Ontario Ltd (50%)
1205342	2003-Sep-29	2013-Apr-17	13	A	189.78	FAVOURABLE LAKE GOLD CORP. (100%)
4207398	2005-Jul-14	2013-Apr-17	10	A	160.58	FAVOURABLE LAKE GOLD CORP. (100%)
4207399	2005-Jul-14	2013-Apr-17	6	A	90.72	FAVOURABLE LAKE GOLD CORP. (100%)
1185125	2000-Jun-26	2013-Apr-17	8	A	128.95	FAVOURABLE LAKE GOLD CORP. (100%)
1185126	2000-Jun-26	2013-Apr-17	8	A	99.95	FAVOURABLE LAKE GOLD CORP. (100%)
1205339	2003-Sep-29	2013-Apr-17	4	A	69.58	FAVOURABLE LAKE GOLD CORP. (100%)
1205340	2003-Sep-29	2013-Apr-17	16	A	283.17	FAVOURABLE LAKE GOLD CORP. (100%)
1205341	2003-Sep-29	2013-Apr-17	4	A	70.19	FAVOURABLE LAKE GOLD CORP. (100%)
1215045	1996-May-27	2018-May-27	16	A	262.67	FAVOURABLE LAKE GOLD CORP. (100%)
1215046	1996-May-27	2018-May-27	16	A	249.92	FAVOURABLE LAKE GOLD CORP. (100%)
3002224	2002-Apr-17	2013-Apr-17	14	A	206.85	FAVOURABLE LAKE GOLD CORP. (100%)
3002225	2002-Apr-17	2013-Apr-17	4	A	68.06	FAVOURABLE LAKE GOLD CORP. (100%)
3002226	2002-Apr-17	2013-Apr-17	6	A	92.96	FAVOURABLE LAKE GOLD CORP. (100%)
3006093	2002-Nov-12	2013-Apr-17	15	A	240.94	FAVOURABLE LAKE GOLD CORP. (100%)
3006094	2002-Nov-12	2013-Apr-17	16	A	257.38	FAVOURABLE LAKE GOLD CORP. (100%)
4207401	2005-Jul-14	2013-Apr-17	8	A	129.31	FAVOURABLE LAKE GOLD CORP. (100%)
4207407	2007-Aug-14	2013-Apr-17	15	A	188.92	FAVOURABLE LAKE GOLD CORP. (100%)
4226051	2007-Aug-14	2013-Apr-17	9	A	144.11	FAVOURABLE LAKE GOLD CORP. (100%)
4226052	2007-Aug-14	2013-Apr-17	16	A	261.47	FAVOURABLE LAKE GOLD CORP. (100%)
4226053	2007-Aug-14	2013-Apr-17	16	A	251.53	FAVOURABLE LAKE GOLD CORP. (100%)
TOTAL HECTARES*					3686.38

*Hectares calculated from ARC-Gis

4.3	ENVIRONMENT

According to the Ontario government’s claim management system, the Berens River property is in good standing and is not subject to any exclusion areas where exploration is prohibited. InnovExplo is in the opinion that environment studies should be carried to characterize the old tailings dumps. These tailings have been previously spread as a landing strip. In future, rehabilitation of the site should be considered.

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North Trout Lake
Bending Knee Lake
South Trout Lake
4207398
4207399
1205342
1205339
1205341
3006094
1205340
Shaft No.2
3006093
4224888
Shaft No.1
3002226
3002225
1185126
1185125
Borthwick Lake
4207407
4207401
3002224
Twinpeaks Lake
Berens property
21 Claims
(approx. 3686 ha)
Setting Net Lake
4226051
4226052
4226053
1215046
1215045
Setting Net Lake
Property
Claim as of 2013-06-07
Abandonned Shaft
Power transmission line (abandoned)
Trail
Road segment
0
0.5
1
2
km
Projection UTM Nad 83 zone 15
GOLDEN SHARE
Prepared by:
InnovExplo

Figure 4.2 – Claim, topography and accessibility map of the Berens River property

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5.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Berens River property is located 200 km north of Red Lake, in the Favourable Lake Greenstone belt of northwestern Ontario (Fig. 5.1) . The topography is generally flat to gently undulating and the elevation varies from 275 to 325m on the property. The nearest population centres are the First Nations communities of Deer Lake (35 km southwest of the property), North Spirit Lake (35 km to the southeast), and Sandy Lake / Kee-Way-Win (35 km to the north-northeast / northeast).

Access to the mine is by aircraft equipped with floats or skis, which can land at South Trout Lake, 5 km north of the old mine site (Brown, 1988). From there, an old mine road leads to the old mine site. A winter road (not shown on map) runs from the former mine to Windigo Lake (Fig. 5.1), where an all-weather road terminates, for a distance of approximately 205 km. The winter road can be used in February and March. Access inside the property is provided by existing trails and skidder roads (McKay et al., 2002).

The temperate climate is typical of northwestern Ontario, with cold winters and warm to hot summers. The property lies within the Northern Coniferous Section of the Boreal Forest Region (Rowe 1959). The dominant tree species is ubiquitous black spruce, but balsam fir is abundant except in swamps and muskegs (Ayres 1974).

Red Lake, 200 km to the south, is a small town with a population of approximately 5,000. Mining, forestry and tourism industries constitute the cornerstones of Red Lake’s local economy. The main mine is Goldcorp’s Red Lake mine, which is still in operation. Access to the Town of Red Lake is via Highway 105 from Trans-Canadian Highway 17 at Vermillion Bay, Ontario.

There is abundant supply of water for processing. Water can be sourced from the rivers and lakes. Drilling can be carried out year-round, but equipment mobilization should be done during winter when the winter road leading directly to the property is useable. The company Berens River Mines Limited had a powerhouse on Flanagan River (formerly Duck River) that delivered up to 1,300 kilowatts of power (Banghart, 1940), although this represents less than 50% of the estimated hydroelectric capacity at this site (Ayers, 1974). The power line has long since been dismantled.

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Property
Major road
Secondary road
SANDY LAKE INDIAN RESERVE NO. 88
KEE-WAY-WIN
053G
South Trout Lake
Berens
Favourable Lake
Setting Net Lake
DEER LAKE INDIAN RESERVE
Windigo Lake
NORTH SPIRIT LAKE INDIAN RESERVE
053D
053B
POPLAR HILL INDIAN RESERVE
PIKANGIKUM INDIAN RESERVE NO. 14
052M
052N
052P
Red Lake Mine
Red Lake
105
052L
052K
0 7.5 15 30 km
Projection UTM Nad 83 zone 15
GOLDEN SHARE
Prepared by:
InnovExplo

Figure 5.1 – Topography and accessibility of the Berens River property

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6.	HISTORY

Historical production was primarily from the No. 1 vein, and both surface and underground exploration focused on the No. 1, 2, 3 and 4 veins. Operations spanning a period from 1938 to 1948 produced the following amounts from the No. 1 vein: 157,696 oz Au; 5,796,177 oz Ag; 6,105,872 lbs Pb and 1,797,091 lbs Zn (509,000 t at 9.69 g/t Au, 354.5 g/t Ag, 0.54% Pb and 0.16% Zn; totals are compiled from reports that are not compliant with 43-101 regulations; Ferguson et al., 1971). The exploration work for Getty Canadian Metals Ltd (Coll, 1983) is the most extensive, and includes diamond drilling, surface geological mapping and sampling, underground exploration, and a resource estimate, in addition to a limited amount of overburden sampling and sampling of the old tailings ponds. Other reports document gold, silver, lead, zinc and copper assays for samples from diamond drill core, underground workings and numerous surface showings. Table 6.1 summarizes the historical work and is largely modified from Gomwe and Pelletier (2011) and McKay et al. (2002), with various other authors contributing, as cited.

1887: First recorded descriptions of the Favourable Lake volcanic-sedimentary belt from the reconnaissance surveys by A.P. Low (Hurst, 1929).

1926: Mineral exploration was initiated in the Favourable Lake area with the publication of Ontario Department of Mines (ODM) geology reports by Douglas (1926). Newmont Mining Corporation acquired Favourable Lake Mining and Exploration in 1926 and established a subsidiary, Berens River Mines Ltd.

1927-1928: Claims were staked in the Favourable Lake area by prospectors K.C. Murray, J. Ziode and D.G. Oliver.

1928: M.E. Hurst mapped the Favourable Lake area, including the Setting Net Lake area, and described properties and exploration activities, such as trenching and stripping along the east side of Setting Net Lake (southern claim group).

1928-1929: Favourable Lake Mining and Exploration Company was established and optioned much of the staked ground. The company conducted prospecting, trenching and twenty (20) diamond drill holes totalling 1,067 metres on the No. 1 vein. The work resulted in the discovery of four mineralized veins (No. 1, 2 3 and 4). At the same time, trenching and nine (9) surface drill holes totalling 579 metres explored the No. 3 vein, which lies approximately 600 metres north of the No. 1 vein. Development was terminated due to depressed metal prices and the lack of inexpensive transportation routes.

1929: Severn Mines Ltd prospected and collected ground samples from the Berens River mine. The annual report published by the ODM contains details of the work carried out in 1928 (Hurst, 1929).

1930-1940: Evidence of drilling, drill collars, abandoned rods and pre-World War II fuel drums are still present in the area.

1936: Berens River Mines Ltd, a subsidiary of Newmont Mining Corporation, acquired the property and carried out a 2,900-metre diamond drill program (McKay et al., 2002). A vertical shaft was sunk to a depth of 6 metres by manual methods and a mining plant was installed (Ontario Department of Mines, 1938).

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1937: Berens River Mines began shaft sinking. By April 26, the 3-compartment vertical shaft was 123 metres deep. The shaft was cemented to stop the flow of water, and levels were opened up at 76 and 114 metres. Sinking was resumed in September, and the shaft was deepened to 157 metres. Lateral work continued at the 152-metre level. A total of 8,864 metres were recorded (Sinclair et al., 1938).

1938-1939: Underground development was carried out by Berens River Mines on the No. 1 vein and the mill began operating in late 1939.

1939-1948: Berens River Mines processed 560,607 short tons of ore at a rate of 250 tons per day from the No. 1 vein, producing 157,696 ounces of gold (average mill grade of 0.28 oz/t Au), 5,796,177 ounces of silver, 6,105,872 pounds of lead and 1,797,091 pounds of zinc (George, 1987; totals are compiled from reports that are not compliant with 43-101 regulations). Recorded recoveries were 96.4% for gold and 80% for silver. The underground workings included 7,066 metres of drifts and 5,140 metres of crosscuts in 21 levels accessed by a 623-metre shaft and an internal vertical winze sunk from the 558 metre level to a depth of 1,071 metres (Coll, 1983). No production has been recorded below the 518-metre level.

MPH Consulting calculated 75,000 short tons of drill-indicated reserves with a main average grade of 0.21 oz/t Au and 10.20 oz/t Ag for Getty Canadian Metals Limited (the original report, which could not be found, is referenced in Bevan, 1983). These reserves are between the 762-metre (2500) level and the 990-metre (3250) level.

These “reserves” are historical in nature and should not be relied upon. It is unlikely they conform to current Regulation 43-101 criteria or to CIM Standards and Definitions, and they have not been verified to determine their relevance or reliability. They are included in this section for illustrative purposes only and should not be disclosed out of context.

A magnetometer survey was carried out to the south of Borthwick Lake. The main purpose of the work was to locate the continuation of the volcanic-sedimentary contact to the west of Borthwick Lake (McDonald, 1945).

1941-1947: Berens River Mines sunk the No. 2 exploration shaft on the No. 3 vein to a depth of 168 metres, a station was established at 58 metres, and levels were developed at 104 metres and 150 metres (Roach, 1989). A total of 267 metres of drifting was carried out. This zone was not brought into production. Berens River Mines also completed a magnetic survey and surface work. In addition, Berens River Mines drifted from the No. 1 shaft on the 475 level to explore the down-dip extension of the No. 3 Vein. Berens River Mines carried out a total of 252 metres of drifting and 1,013 metres of drilling. Berens Mines also completed a magnetic survey and surface work on the zone.

The mine ceased operating at the end of 1947 due to lower grades, low metal prices, and higher operating costs.

1944-1945: Kega Gold Mines drilled 19 diamond drill holes on the Setting Net Lake claim area, but did not assay (southerly claim group). Trenching and diamond drilling was carried out by Patnora Mines on the North Rock Vein 22 occurrence.

1948: Keys publishes a paper on the Berens River mine.

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1952: Peteque Mines Exploration Ltd completed five (5) diamond drill holes near the east shore of Setting Net Lake (southerly claim group), but no assays are available.

1956-1957: Senet Copper Mines Ltd completed an EM geophysical survey and drilled 23 diamond drill holes on the Setting Net Lake claim area (southerly claim group); only copper assays were reported.

1957: On the Setting Net Lake claim area (southerly claim group), Continental Mining Exploration Ltd completed magnetometer and electrical resistivity surveys followed by four diamond drill holes (Szetu, 1957). Valour Lithium Mines Ltd completed a magnetometer survey and a resistivity check survey near the east shore of Setting Net Lake (Szetu, 1957). Newkirk Mining Corporation completed one diamond drill hole.

1959: W.C. Arrowsmith acquired the property by staking and formed Golsil Mines Ltd.

1960: Patnora Gold Mines Ltd completed three (3) diamond drill holes approximately 2.4 km north of the Berens River mine, but no assays are available. Roche Mines Ltd completed 3 diamond drill holes targeting North Rock’s Vein 22 occurrence (see 1965-1968), but no assay values are available. An electromagnetic survey was carried out on two claims (Sheridan, 1960).

1961-1969: Golsil Mines dewatered the No. 2 shaft and drilled 24 surface diamond drill holes totalling 7,195 metres, in addition to underground drilling of 3,295 metres. Also in 1966, the No. 2 shaft was deepened to 232 metres, and a station was established at 187.5 metres and a level developed at 225 metres. A total of 174 metres and 113 metres of drifting were completed on the 150 and 225 levels, respectively. Golsil Mines estimated in situ reserves of 460,000 short tons, grading 0.17 oz/t Au, 6.20 oz/t Ag and 5% combined lead-zinc. Economic conditions prevented production. These “reserves” are historical in nature and should not be relied upon. It is unlikely they conform to current Regulation 43-101 criteria or to CIM Standards and Definitions, and they have not been verified to determine their relevance or reliability. They are included in this section for illustrative purposes only and should not be disclosed out of context.

1965-1968: North Rock Explorations Ltd completed magnetic and EM geophysical surveys and 12 diamond drill holes on the Vein 22 occurrence (herein referred to as “the Northrock No. 22 vein”), approximately one mile (1.6 km) northwest of the Berens River mine; no assays are available.

1968-1970: The entire area was mapped at a scale of 1:15,840 by L.D. Ayres.

1968: W.C. Arrowsmith completed one diamond drill hole approximately one mile (1.6 km) northwest of the Berens River mine, but no assays were reported. Cassete Mines Ltd carried out a scintillometer survey and surface prospecting on its 15 claims (Kirwan, 1968).

1970: Newconex Canadian Exploration Ltd completed ground geophysical surveys over the Setting Net Lake claim area (Bergmann, 1970). Questor Surveys Ltd carried out an airborne electromagnetic and magnetic survey over the Setting Net Lake area for the company Minorex Ltd, covering part of the current Berens River property (Watson and Lazenby, 1970).

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1970-1974: L.D. Ayres published various maps and reports on the Setting Net Lake area, Berens River mine site area, and Favourable Lake area.

1971: Ducanex Resources Ltd optioned the property and carried out ground magnetic and EM surveys but the option was later dropped.

1972: Newconex Occurrence reported by Ayers (1972), notable assay of 4.62 oz/ton.

1973-1975: Noranda Exploration Company Ltd completed ground EM and magnetic geophysical surveys and geological assessment work on claims west of Berens River mine, and drilled 3 diamond drill holes; available assays are for silver, zinc and copper.

1974: Eastwest Resources Ltd optioned the property, dewatered the No. 2 shaft and drilled 2 underground holes, but the option was dropped in 1976.

1976: Completion of an unpublished MSc thesis by G.W. Adams titled “Precious metal veins of the Berens River mine, northwestern Ontario” (University of Western Ontario), which presents a detailed account of the formation of the Berens River mine deposit. That same year saw the publication of findings by Langford and Morin on the development of the Superior Province by merging island arcs.

1978: Completion of an unpublished thesis by P.S. Buck titled “A caldera sequence in the Early Precambrian, Favourable Lake volcanic complex, northwestern Ontario” (University of Manitoba).

1979-1980: Denison Mines Ltd conducted a geochemical survey southeast and south of Borthwick Lake. In 1980, they reported on a soil geochemical survey designed to search for volcanogenic massive sulphides. This survey was primarily on the Zahavy Mines property. High isolated values of Cu, Pb and Zn were correlated with crosscutting base metal quartz veins of the type mined on the Zahavy Mines property.

1980: Hillary and Ayres published a paper based on a trondhjemitic basement enclave near the Archean Favourable Lake volcanic complex.

1980-1981: Getty Canadian Metals Ltd (aka Getty Mines Ltd) entered into a joint venture with Zahavy Mines Ltd (formerly Golsil Mines Ltd). Forty-one (41) surface drill holes totalling 6,600 metres were concentrated on the No. 3 vein. None of the logs could be located. Getty Canadian Metals carried out an airborne survey and mapped a few occurrences (Arrowsmith and Zione quartz veins) on its claims (Mazurski, 1982a). Data from the survey was not digitized. Tremblay (1981) calculated reserves on the No. 3 vein for Getty Canadian Metals, and although this report could not be found, the results are presented in the report by Bevan (1983).

A water geochemical sampling survey program was undertaken on the property. The purpose of this program was to provide background water geochemistry data on so as to monitor any significant changes that may result from dewatering the underground workings at the No. 2 shaft.

The Northrock No. 22 vein was sampled using historical trenches. Grab samples were taken from the Gold Hill No. 2 and Henderson occurrences.

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An airborne magnetometer survey was carried out by Aerodat Limited to refine the geological mapping of the area, particularly in area covered by overburden. The report was submitted in 1982 (Grant, 1982).

1982: Completion of an unpublished MSc thesis by W.D. Gordanier on the sedimentology and relationship to volcanology of “formation K” of the Favourable Lake metavolcanic-metasedimentary belt. Publication of a paper by Nunes and Ayres on the U-Pd zircon age of the Setting Net Lake porphyry molybdenum occurrence of Archean age.

1982-1983: As part of a joint venture, Getty Canadian Metals completed 350 metres of drifting on the 225 metre level to provide access for drilling 26 underground diamond drill holes totalling 9,450 metres to test the No. 3 vein at depth. Ore reserve calculations, a geological interpretation, and a compilation study were completed. The following is a summary of the work carried out during this period along with the conclusions of the compilation study carried out by InnovExplo in 2010 (Gomwe and Pelletier, 2011). Getty Canadian Metals calculated gold resources in the No. 3 vein after drilling (Bevan, 1983).

Surface drilling
1.

S series (at least 30 holes): The holes were drilled by Berens River Mines in 1945-46. Bevan (1983) could not locate the collars of these holes on the ground and ore blocks based on these holes were consequently classified as Inferred (7 blocks in total). He found about 596 metres of the core and relogged 2 holes (Bevan, 1983). Bevan did not submit the logs with the report. Attempts by InnovExplo personnel (Gomwe and Pelletier 2011) to locate this information were futile.

2.

G1-G24 inclusive (24 holes totalling 7,194.4 m): Drilled in 1963-64, these holes were completely relogged and resampled by Getty geologists. Logs for 16 drill holes were submitted in the report, but none of the assay results. Only the composites of results can be found in later mine reports, which were used to calculate historical resources.

3.

Za80-01 to 06, 07A, 08-20 inclusive (20 holes totalling 3,199.15 m): Drilled in 1980, the maps showing the location of the holes are available in the Ministry database, the sections and survey data provided with the historical report, but none of the drill hole logs.

4.

Za81-21 to 41 inclusive (21 holes totalling 3,393.55 m): Drilled in 1981, the only available data for these holes is in the form of maps, sections and survey data provided in the company report, but no drill logs.

In general, surface drilling (the Za series) by Getty Canadian Metals was carried out on 25-m centres from surface to a depth of 225 metres, whereas the 1982-1983 drill program (the GZ-series) was drilled on 50-metre spacing. Table 6.1 lists the available holes and whether drill logs and/or assays results were submitted to the Ontario Geological Survey (OGS) and entered into the compilation database.

Surface trenches
Nine (9) trenches were blasted, of which four (4) had values which were used in the ore reserves. The trenches were channel sampled by Berens River Mines. Complete data and the locations of these samples are well documented in the report. Most of the field descriptions available in the document have been digitally incorporated into the compilation map.

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Underground sampling
1.

104 m level: A plan dated January 3, 1975, as part of a 1974 “Report on Exploration” by E. A. Hart, shows values over 80 feet (24.4 m) strike length of 0.32 oz Au and 12.41 oz Ag over a width of 3.5 feet (1.1 m). Upon examining the geology plan, the author of the report (Hart) determined that these values cannot be justified and were not used in Bevan’s 1983 ore reserve calculation. The vein zone seems to be very narrow and broken up. Nearby diamond drill holes were used instead for the purposes of Bevan’s estimation.

2.	150 m level: Two small areas on sections 10000E and 10075E, where back and wall samples were taken, are attributed by Bevan to small ore blocks.

3.

225 m level: A short area of back samples taken by Eastwest Resources at Section 10075E was used for Bevan’s 1983 estimation. The level was resampled by Getty geologists but results of this work were not available to Bevan at the time of the estimation. The results compare very favourably with the original values.

4.

475 m level: No back samples are available, although "good ore" appears to have been delineated by drifting, slashing and taking down the backs of three (3) lifts. This level is flooded at the present time and cannot be inspected.

Maps and sections of these observations are included with the final document and appear to correspond well with the written observations.

Underground drilling
1.	50 m level, U-400 series: At least 2,685 metres were drilled in 43 holes during the 1966-1969 period. Old records are incomplete and it is noted that Getty's geological staff members were gradually relogging and resampling the old holes where possible during that time.

2.	225 m level, U-700 series: Of the 10 holes drilled in 1969, only one of the holes was relogged, and just two were used in the ore reserve calculations.

3.	475 m level, “15” series: A minimum of 25 holes were drilled totalling at least 1,013.4 metres, of which five (5) were used in the ore reserve calculations.

4.	225 m level, GZ series: GZ-82-225-01 to GZ-82-225-19, GZ-83-225-20-23, -25 to -27 inclusive.

None of the holes that were relogged were sent to the OGS: the box that is supposed to contain all this information is empty. Twenty-six (26) holes were drilled in the 1982-83 winter season covering Sections 10200E to 10400E. Ten (10) wedges were also drilled of probable ore intersections, these being used for metallurgical test work. The amount drilled in the 26 holes was 9,457.6 metres and the wedges amounted to 487.34 metres, for a grand total of 9,944.9 metres.

Prospecting and mapping
Prospecting and mapping carried out during this period resulted in the location of veins 15 and 16, silver mineralization at the south end of the Gold Hill showing, and massive arsenopyrite within a quartz vein hosted by metagabbro, 80 metres south of the Northrock No. 22 vein. The Gold Hill No. 2 and 3 occurrences and the Northrock No. 22 vein were also mapped and the structure and stratigraphy studied.

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Soil geochemical survey
During the 1982 Zahavy program, a soil geochemistry survey was carried out to determine if the location of mineralized vein zones could be identified. The applicability of their observations was as follows:

“Soil sampling at 25-m intervals defines a geochemical trend of elevated Pb, Zn and Au values in the vicinity of the No. 3 vein and broadens the exploration target at least 150 metres east and west of the mineralized outcrop. The geochemical trend is smeared 75 metres down-ice and down-slope. The source of the geochemical anomaly should be sought at the up-ice edge of the anomaly.

The soil sampling survey at 25-m intervals located the source of mineralization to within 25 to 50 metres. Results of the survey at 50-m intervals suggest that closer spaced sampling (perhaps at 10-m intervals) would give the target better definition but would still only locate it to within 25 metres.”

Geophysical Test Surveys
VLF-2, VLF-EM-16R and IP/Resistivity test surveys were conducted on the Zahavy property. The IP survey was under the direction of J.E. Hanneson. All results are contained in the report but were not converted to digital format. A final memo by MacDonald (1982) contains the interpretation and conclusions; this information was also not digitized.

Lithogeochemical tests and water geochemistry sampling were also carried out during this period.

1984: Corfu and Ayres published their paper “U-Pb ages and genetic significance of heterogeneous zircon populations in rocks from the Favourable Lake area”.

1985: Corfu et al. published a paper on U–Pb zircon and sphene geochronology of a composite Archean granitoid batholith in the Favourable Lake area.

1986-1987: Zahavy Mines drilled ten (10) diamond drill holes and completed ore reserve calculations on the No. 3 vein (McKay, 2002). These reserve calculations are not compliant with 43-101 regulations.

1987: The Zahavy–Getty joint venture was terminated and the property acquired by Noramco Mining Exploration Inc. The Noramco surface drilling program commenced in February 1987 with mobilization of the crew to the site. Six (6) holes totalling 976 metres were completed during the month (George 1987). Drill logs are available and have been incorporated into the Geotic database.

1988: Osmani and Stott published a summary of their field work activities, concentrating on the economic significance of regional-scale shear zones in the Sachigo Subprovince.

1988: Geotest Corporation completed a Mag–VLF-EM survey, geological mapping, a geochemical survey, and a compilation map and report covering the Setting Net Lake claim area (southerly claim group). A sample from the Newconex Occurrence returned 11.2 g/t Au.

1988: Noramco completed additional drifting and exploration of the No. 3 vein to the west on the 225-metre level. A raise was driven from the 225-metre level to the 150-metre level to assess the continuity of mineralization in the vertical dimension. Six (6) additional underground holes totalling 330 metres were drilled. Noramco began surface exploration in September 1987, and the property was covered by a helicopter-borne magnetometer and VLF-EM survey.

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A grid at 100-metre spacing (50-m in the area of the mine workings) was covered by a ground magnetometer survey and a limited amount of surface mapping was carried out before the onset of winter. Surface diamond drilling resulted in 27 surface holes totalling 3,614.15 metres.

The air strip was extended to a length of 900 metres and used by DC-3 aircraft (Winter, 1988).

McKay et al. (2002) reported only nine (9) diamond drill holes completed by Zahavy Mines under Noramco Mining Corporation for the same period. The original report only contains detailed logs of Z-87-42 to Z-87-47, and no other holes were found from 1987 and 1988.

1988: Noramco Explorations conducted a VLF-EM and magnetometer survey that covered a large area, including Borthwick Lake.

1988-1989: Zahavy Mines completed twelve (12) diamond drill holes, and the assays are available. Numerous reports were produced to assess the gold and silver potential of the No. 3 vein. In a report titled Evaluation of Gold-Silver Mineralization of the Zahavy Project of Noramco Mining Corporation by Watts, Griffis and McOuat Ltd, 1989 calculated resources of 174,158 tonnes at 7.72 g/t Au and 175.22 g/t Ag. These “resources” are historical in nature and should not be relied upon. It is unlikely they conform to current Regulation 43-101 criteria or to CIM Standards and Definitions, and they have not been verified to determine their relevance or reliability. They are included in this section for illustrative purposes only and should not be disclosed out of context.

1989: Terraquest Ltd carried out an airborne Mag–VLF-EM survey on the Setting Net Lake Property of Geotest Corporation. Work on the property ceased and the property reverted to the Crown.

1989: Stott et al. published a paper on multiple orogenesis in the northwestern Superior Province.

1991: Corfu and Ayres publish a paper on their U-Pb geochronological study of the Favourable Lake Belt.

1992: A special volume published by the OGS contains work by Corfu and Davis, which is based on the U-Pb geochronological framework for the western Superior Province. A paper by Thurston et al. on terrane analysis of the northwestern Superior is also part of this volume.

1996-1997: Wolfden Resources Inc. completed line-cutting, a magnetic survey, grab sampling, assaying and geological mapping on the Setting Net Lake claim area (southerly claim group). A two-phase fourteen (14)-hole diamond drill program was also completed in 1997. Details of their work are summarized below (taken from Walford and Cullen, 2006).

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A grid was cut across the McCloskey, Main Copper, Yonge and Contact showings, totalling 53.7 kilometres of grid lines. The 2.5 -kilometre baseline is located about 1 kilometre from the east shore of the south part of Setting Net Lake. The contactor was Vytyl Exploration Services of Thunder Bay, Ontario. A ground magnetic survey covered the entire grid. The grid was subsequently mapped and a geology map was produced at a scale of 1:2,500. Rock samples were taken from the McCloskey, Main Copper, Yonge and Contact showings, some old drill core was sampled (unknown hole numbers), and 21 samples were collected over the grid.

A two-phase diamond drill program totalling fourteen (14) holes (1,875 m) was completed on the property. The first phase, in March 1997, consisted of six (6) holes (924 m), two of which tested the Main Copper showing at depth, and four on the Yonge showing. Within a high assay interval in DDH No. 6 on the Yonge showing was a 0.4 -metre interval carrying 52.15 g/t Au and 188 g/t Ag with 1.86% Cu. The second phase of drilling was completed in June and July of 1997 and consisted of eight (8) diamond drill holes (951 metres). Six (6) holes drilled on the Yonge showing and the other two (2) the Contact Zone located 650 metres to the northeast. DDH No. 7 on the Yonge showing produced a spectacular but narrow intersection of 207.46 g/t Au over 0.4 metres (Downie, 1997).

1998: D. Stone published a paper on the Precambrian geology of the Berens River area.

2000: The Berens River property was visited by D. B. McKay from August 9 to 15, 2000 while conducting a prospecting program for Wolfden Resources. The purpose of the prospecting program was to assess the potential of the property to host economic quantities of platinum group element mineralization. Twenty-seven (27) grab samples and nine (9) drill core samples were collected and assayed for gold, platinum, copper and nickel. Assay results for the samples collected vary from <2 ppb to 212 ppb Au, <5 to 20 ppb Pt, <2 to 122 ppb Pd, 5 to 820 ppm Cu and 1 to 1145 ppm Ni (McKay et al., 2002).

2002: The mine site was staked in November and acquired by Anaconda Gold Ltd. It became part of a 1,696-hectare claim group referred to as the Borthwick Lake Project (Lichtblau et al., 2005).

2004: Anaconda Gold Corporation submitted a report on the exploration of the Borthwick Lake Project (Chataway, 2004). A report was also submitted for the airborne HEM survey of the Borthwick Lake and Setting Net Lake claims that was carried out for Anaconda Gold (Hearst, 2004). An OGS resident geologist visited and assessed the area.

2005: The site underwent rehabilitation work, including the demolition of all remaining structures, the removal of the remaining machinery, and the decommissioning of the airstrip (Lichtblau et al., 2010; Hazco, 2005). Anaconda Gold completed GEM and GM surveys. D. Stone published his work on the geology of the northern Superior Province.

2006: J.A. Percival et al. published a paper on the tectonic evolution of the western Superior Province.

2009: During a site visit by OGS resident geologists (Lichtblau et al., 2010), grab samples were collected from rock piles near both shafts. A Jensen rock classification cation plot identified the host rock as calc-alkaline rhyodacite-dacite. The authors concluded that the findings presented in 2004 were still valid; the property has the potential to contain economically significant undiscovered ore bodies.

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2010: Golden Share acquired unpatented mining claim number 42248888.

2011: Guyana Frontier Mining Corp processed and analyzed an airborne VTEM electromagnetic and magnetic survey carried out for Shoreham Resources Ltd (now Guyana Frontier Mining Corp) by Geotech Airborne Ltd in April 2010 over an area that included part of the Setting Net Lake claim area. The objective of the survey was to explore for gold, silver, base metals and uranium mineralization (Condor Consulting, 2011). This assessment identified a number of conductors, some of which appear to have been targeted by previous drilling (Condor Consulting, 2011). However, many good conductors remain untested and represent attractive targets for follow-up and drill testing.

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Table 6.1 – Summary of historic work carried out on the Berens River property

Year	Company	Work	Results	References
1928 – 1929	Favourable Lake Mining and Exploration Company	• Staking of ground • Prospecting • Trenching • 20 DDH	Discovery of veins (No. 1, 2, 3 and 4)	Hurst, 1929
1929	Severn Mines Ltd	Ground prospection	Annual report	Hurst, 1929
1936 – 1938	Berens River Mines Ltd	• Drilling • Vertical shaft sunk to 152 m • Mining plant installed	Total of 8,864 m drilled	McKay et al., 2002 Ontario Department of Mines, 1938 Sinclair et al., 1938
1938 – 1939	Berens River Mines Ltd	Underground development on No. 1 vein	Mill began operating in late 1939	McKay et al., 2002
1939 – 1948	Berens River Mines Ltd	• Production of No. 1 vein • Underground drifts, crosscuts and internal winze shaft developed	• 560,607 short tons of ore, producing 157,696 oz Au (avg. grade: 0.28 oz/t Au) • 5,796,177 oz Ag; 6,105,872 lbs Pb; 1,797,091 lbs Zn	George, 1987
1939 – 1948?	Getty Canadian Metals Ltd	Reserves calculation between levels 2500 (762 m) and 3250 (990 m) by MPH Consulting	75,000 short tons of drill-indicated reserves at average grade of 0.21 oz/t Au and 10.20 oz/t Ag.	Bevan, 1983
1941 – 1947	Berens River Mines Ltd	• No. 2 exploration shaft sunk on No. 3 vein to 168 m • Station established at 58 m and levels at 140 m and 150 m • 267 m of drifting • Magnetic survey and surface work • No. 1 shaft: drifting on 475 level to explore down-dip extension of No. 3 vein	252 m of drifting and 1,013 m of drilling	Roach, 1989 McDonald, 1945
1961 – 1969	Golsil Mines Ltd	• Dewatering of shaft No. 2, deepening to 232 m • 24 surface drill holes totalling 7,195 m • 3,295 m of underground drilling	• Stations established at 187.5 m and 225 m • 174 m and 113 m of drifting completed on the 150 and 255 levels respectively • Estimated in situ reserves of 460,000 short tons, grading 0.17 oz/t Au, 620 oz/t Ag, and 5% combined Pb-Zn • No production	McKay, 2002
1968	Cassete Mines Ltd	Scintillometer survey and surface prospecting	Two large anomalies	Kirwan, 1968
1970	Minorex Limited	Airborne EM and Mag survey	Targets identified	Watson and Lazenby, 1970
1970	Newconex Canadian Exploration Ltd	Mag and EM survey	Identification of northwest trend to anomalies	Bergmann, 1970
1971	Ducanex Resources	Optioned property Ground Mag and EM surveys	Option dropped	McKay, 2002
1979 – 1980	Denison Mines Ltd	Soil geochemistry survey	High isolated values of Cu, Pb and Zn correlated with crosscutting base metal quartz veins of the type mined historically	McKay, 2002
1980 – 1981	Getty Canadian Metals Ltd Joint venture with Zahavy Mines Ltd (former Golsil Mines Ltd)	• Drilling on No. 3 vein • Airborne survey • Mapping • Reserves calculation *	• 41 surface DDH totalling 6,600 m • Occurrences identified	Tremblay, 1981 Bevan, 1983

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7.	GEOLOGICAL SETTING AND MINERALIZATION

Most of this section was borrowed and modified from Winter (1988) and from Coll and Mazurski (1981), which describes the regional geology in detail. Other sources, such as assessment reports and the professional expertise and knowledge of the authors, were also used to complete the description of the geological setting.

7.1	REGIONAL GEOLOGICAL SETTING

The Archean Superior Province (Fig. 7.1) forms the core of the North American continent and is surrounded by provinces of Paleoproterozoic age to the west, north and east, and the Grenville Province of Mesoproterozoic age to the southeast. Tectonic stability has prevailed since approximately 2.6 Ga in large parts of the Superior Province. Proterozoic and younger activity is limited to rifting of the margins, emplacement of numerous mafic dyke swarms (Buchan and Ernst, 2004), compressional reactivation, large-scale rotation at approximately 1.9 Ga, and failed rifting at approximately 1.1 Ga. With the exception of the northwest and northeast Superior margins that were pervasively deformed and metamorphosed at 1.9 to 1.8 Ga, the craton has escaped ductile deformation.

A first-order feature of the Superior Province is its linear subprovinces of distinctive lithological and structural character, accentuated by subparallel boundary faults (e.g., Card and Ciesielski, 1986). Trends are generally east-west in the south, west-northwest in the northwest, and northwest in the northeast (Fig. 7.1) . In Figure 7.1, the term “terrane” is used in the sense of a geological domain with a distinct geological history prior to its amalgamation into the Superior Province during the 2.72 Ga to 2.68 Ga assembly events, and a “superterrane” shows evidence for internal amalgamation of terranes prior to the Neoarchean assembly. “Domains” are defined as distinct regions within a terrane or superterrane.

The Berens River property, in the northwestern Superior Province is underlain by the Favourable Lake Greenstone Belt of the (former) Sachigo Subprovince, which is now considered an integral part of the newly defined North Caribou Terrane (Fig. 7.1) (Thurston et al., 1991). The greenstone belt averages 3 kilometres wide, with a maximum stratigraphic thickness of 7.5 kilometres at South Trout Lake at the northern end of the Berens River property.

The North Caribou superterrane (Thurston et al., 1991) is the largest domain with Mesoarchean ancestry in the Superior Province. The basement consists of ca. 3.0 Ga juvenile plutonic and minor volcanic belts (Percival, 2007 and references therein), upon which were deposited early (2.98 –2.85 Ga) rift-related and younger (2.85 –2.71 Ga) arc sequences (Thurston and Chivers, 1990). It was severely reworked by continental arc magmatism at 2.75 to 2.70 Ga. The terrane has wide transitional margins in both the north and south.

Corfu and Stone (1998) state the following for the North Caribou Terrane, which incorporates the (former) Sachigo Subprovince:

“Plate-tectonic models maintain that the North Caribou terrane is an early continental mass against which other terranes (subprovinces) were rapidly accreted from 2.75 to 2.70 Ga. During accretion, a magmatic arc characterized by voluminous felsic intrusions developed on the southern margin of the old continent. In the Berens River area, five major groups of felsic plutonic rocks have hornblende-bearing assemblages suitable for application of amphibole+plagioclase thermometers and Al-hornblende barometers. Crosscutting relations show that the biotite tonalite suite is oldest; it is cut consecutively by hornblende tonalite of the hornblende suite, hornblende granodiorite of the hornblende suite, the biotite granite suite and the sanukitoid suite. Average temperatures for the major plutonic suites range from 716 to 773 °C. Temperature maps show irregular isotherms, with some low-T zones associated with faults in the hornblende tonalite, but not in hornblende granodiorite. The average temperature-corrected Al-in- hornblende pressures for the plutonic suites range from 4.4 to 2.3 kbar and decrease with the age of the suites. The distribution of pressure measurements indicates that the Berens River area was uplifted significantly during magmatism, with uplift concentrated at the southern margin of the North Caribou continent.”

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7.2	LOCAL GEOLOGICAL SETTING

The generalized stratigraphy of the Favourable Lake Greenstone Belt ranges from mafic flows at the base, through calc-alkaline andesite, to felsic intrusive rocks. Volcaniclastic greywacke and siltstone form several relatively thin intercalated formations within the sequence. Minor occurrences of conglomerate, slate, chert and ferruginous chert, iron formation and marble are also found. The volcanics are bounded by younger granitoid batholiths which may have truncated the mafic component at the base of the sequence. Near Setting Net Lake, the supracrustal sequence comprises 15 formations that are grouped into 5 cycles representing progressive stages in the development of the Favourable Lake volcanic complex (Table 7.1) . The cycles are considered by Ayres (1977) to represent the progressive development of a series of stratovolcanoes by both subaerial and subaqueous accumulations. Metamorphic grade ranges from middle greenschist in the centre of the belt to middle amphibolite and hornblende-hornfels facies adjacent to the large batholithic masses that border the greenstone belt. A narrow hornblende-hornfels aureole developed about the Setting Net Lake pluton. The metavolcanic-metasedimentary sequence has been folded about axes trending southeast, parallel to the boundaries of the belt. Local east-trending cross folds are also present.

The oldest assemblage is the Setting Net assemblage, a 2926 Ma komatiite bearing unit (Corfu and Ayres, 1984). This assemblage is in tectonic contact with four successively younger arc sequences ranging from 2870 to 2725 Ma. Plutonic unit ages indicate an intermittent and episodic magmatic evolution in the period approximately between 3000 and 2700 Ma (Corfu and Ayres, 1984 and references therein). The Setting Net assemblage is cut by the high-level, porphyry-style, molybdenum-mineralized Setting Net Lake stock. The complex population of zircon ages is interpreted by Corfu and Ayres (1984) to represent the following:

1.	Entrainment of zircons with ages of 2743, 2720 and 2715 Ma;

2.	Magmatic crystallization indicated by an upper intercept zircon age of 2710 to 2712 Ma, and an emplacement age of 2708 Ma indicated by titanite data; and

3.	Subsolidus crystallization and hydrothermal alteration shown by a sequence of titanite and rutile ages ranging from 2706 to 2657 Ma.

Metamorphism occurred between the age of the youngest North Trout Lake batholith at 2711 Ma and the age of the amphibolite facies granodiorite clasts at 2679 Ma (titanite age).

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Figure 7.1 – Mosaic map of the Superior Province showing major tectonic elements from Percival, (2007). Data sources: Manitoba Department of Mines and Natural Resources (1965), Ontario Geological Survey (1992), Thériault (2002), Leclair (2005). ). Major mineral districts: 1 = Red Lake; 2 = Confederation Lake; 3 = Sturgeon Lake; 4 = Timmins; 5 = Kirkland Lake; 6 = Cadillac; 7 = Noranda; 8 = Chibougamau; 9 = Casa Berardi; 10 = Normétal.

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Table 7.1 – Stratigraphic sequence in the Favourable Lake Greenstone Belt (after Ayres 1977)

Cycle 5
Formation P	Intermediate pyroclastic rocks and sandstone
Cycle 4
Formation N	Felsic to intermediate tuff
Formation M	Mafic flows, minor tuff
Cycle 3
Formation L	Intermediate lapilli-tuff
Formation K	Sandstone and conglomerate, minor tuff, iron formation
Formation J	Mafic flows, minor tuff and sandstone
Cycle 2
Formation I	Siltstone, sandstone, conglomerate, chert, marble, oxide and sulphide facies iron formation
Formation H	Felsic to intermediate pyroclastic rocks and flows
Formation G	Mafic to intermediate pyroclastic rocks and flows, minor sandstone
Formation F	Marble, chert and siltstone
Formation E	Mafic flows, minor tuff
Cycle l
Formation D	Argillite, siltstone and sandstone, iron formation
Formation C	Felsic flows
Formation B	Mafic flows, minor chert, marble and tuff
Formation A	Intermediate to felsic flows and pyroclastic rocks

Numerous faults have been recognized in the region, but two major systems are particularly important:

1.	Southeast-trending faults that have large components of vertical movement with the southwest side having moved up and;

2.	South to southeast trending faults with right-hand strike separation. Some of these faults were a major control for copper mineralization (Ayres, 1969).

The Setting Net Lake Area was entirely covered by glacial Lake Agassiz during the retreat of the Wisconsin ice front into northwestern Ontario and is partly covered by massive to varved, calcareous Pleistocene lake clays.

7.3	PROPERTY GEOLOGY

The geology of the northern property consists of a sequence of folded volcanic and metasedimentary rocks (Ayres, 1977) which trend approximately north-south and dip steeply to the east. These supracrustal units have been intruded by gabbro and granitoid masses (Fig. 7.2) .. Most of the outcrops on the property are calc-alkaline volcanic and sedimentary rocks. The polymetallic veins on the Berens River property are hosted by a sequence of dominantly intermediate to felsic calc-alkaline volcanic rocks.

The metavolcanic rocks consist of andesitic flows and tuffs, minor pyroclastics, and brecciated units. The metasedimentary rocks are composed of laminated cherts, argillites, siltstones, fine-grained tuffs, marble, and banded sulphide and oxide facies iron formations stratigraphically overlying the felsic volcanic unit. These units occur directly west of the mineralized veins. Numerous types of mineralization are present in the region surrounding the Berens River property and are listed below:

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1.

Granular quartz veins and stockworks containing narrow veinlets and/or silicification, as well as patches and disseminations of galena, sphalerite, silver-bearing minerals, gold and rarely chalcopyrite.

2.	Quartz veins carrying gold mineralization.

3.	Molybdenite, generally along the margins of narrow quartz veins in the northern part of an epizonal granitic stock at the north end of Setting Net Lake.

4.	Copper and/or zinc mineralization usually associated with pyrite and pyrrhotite in fault zones, veins and disseminations, or quartz and carbonate veinlets.

5.	Uranium mineralization in the granitic batholith less than 3 kilometres south of the major southeast-trending fault.

6.	A 125-metre-thick iron formation unit on the south side of Setting Net Creek containing several 15-metre-wide magnetite-rich horizons.

Rocks of the Setting Net Lake Area (southerly claims) consist of mafic volcanics, lesser felsic volcanics, associated intrusives, and quartz-poor to arkosic graywacke, plus conglomerate and minor quantities of other sedimentary rocks. Mafic igneous rocks are primarily pillowed flows with minor pyroclastic units, and form the bulk of the sequence. Metamorphic grade varies from greenschist to amphibolite facies. Intrusives are diorite to gabbro that are probably synvolcanic, plus peridotite or pyroxenite or hybrid gabbro that may also be synvolcanic and biotitic quartz diorite (Downie, 1997).

In the No. 1 shaft area, the main ore zone plunged approximately 70° to the southeast, with ore shoots within the No. 1 vein ranging from 18 to 106 metres in strike length and 1 to 5 metres wide. The vertical extent varies from 25 to 150 metres. Mineralization in the No. 2 shaft area appears to share the same geometry, mineralogy and other characteristics with the area of the No. 1 shaft (Adams, 1976). Detailed descriptions of the various rock units found on the Berens River property are presented in Coll and Mazurski (1981).

The mineralized veins in the northern part of the property strike at approximately 100° azimuth and dip 70° to the south, and crosscut the stratigraphy at approximately 90° (Watts et al., 1989). The strike lengths are variable and the widths generally up to 5 metres. The veins appear to be en echelon and have been displaced by north-northeast-trending dextral cross faults. Gold, silver, lead and zinc mineralization occur in veins consisting of variable amounts of quartz, actinolite, calcite, chlorite, garnet, pyrite, sphalerite, galena and minor amounts of pyrrhotite, chalcopyrite, tetrahedrite and ruby silver.

Cruikshank (1988) identified a number of different mineralized environments on the Setting Net Lake area (southerly claims). Three modes of gold mineralization occur within the area covered by the southerly claims: 1) auriferous quartz veins hosted in trondhjemite intrusions; 2) quartz veins hosted in volcanic rocks; and 3) sulphide mineralization associated with sedimentary rocks.

The majority of occurrences in the Setting Net Lake area, including the Young, Newconex, and Geotest occurrences (Fig. 7.3), are situated within a small, trondhjemite intrusion located northeast of the southern portion of Setting Net Lake. The trondhjemite intrudes dominantly mafic metavolcanic flows, interflow metasediments, felsic tuffs, and ultramafic rocks (Atkinson et al., 1991).

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The Newconex occurrence consists of several approximately north-south striking quartz veins (up to 60cm wide) with a strike length of approximately 600m (Cruickshank 1988). The main quartz vein was reported by Atkinson et al. (1990) to follow a 350 striking contact between the felsic intrusion and an 8 metres wide gossan-stained, sulphide bearing mafic dyke. The vein contained abundant pyrite and chalcopyrite with malachite staining. A second surface showing located approximately 60 metres east of the main trenches was reported by Atkinson et al. (1990). The showing consists of several discontinuous veins up to 0.6 metre wide that strike between 060 and 070. These veins are hosted within narrow shear zones that cross-cut the felsic intrusion. The sheared wall rocks are intensely sericitized, and pyritic, while the veins are mineralized with disseminated pyrite and chalcopyrite, with minor galena and native copper.

The Yonge occurrence is approximately 1km south west of the Newconex showing. It consists of numerous narrow 128-striking shear zones that host mineralized quartz veins (in 1944, Kega Gold Mines reported 6 parallel veins in a 120 m wide zone). The shears are 0.6 to 1 metre wide, while the quartz veins were reported to range in thickness from 0.2 to 0.6 metre, with strike lengths of up to 30 metres. Ayres (1972a) also reported quartz-filled fractures hosting chalcopyrite at a location 200 metres north of the Yonge occurrence.

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Favourable Lake
South Trout Lake
Berens River Property
Setting Net Lake
Property
Shaft
Iron Formation
Fault
Diabase Dyke
Lake
Archean Superior Province
Lithology
Massive granodiorite to granite
Foliated tonalite suite
Gneissic tonalite suite
Diorite - monzonite - granodiorite suite
Mafic and ultramafic rocks
Migmatized supracrustal rocks
Felsic to intermediate metavolcanic rocks
Metasedimentary rocks
Metasedimentary and metavolcanic rocks
GOLDEN SHARE
Prepared by:
InnovExplo

Figure 7.2 – Regional geology, from the Ontario Geological Survey (1991)

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Thomson North
Grab sample 1.56% Zn
Bending Knee Lake
South Trout Lake
North Rock 22 Vein
Grab sample up to
25.40 g/t Ag and 14.40 g/t Au
Arrowsmith No.2
Grab sample up to
1.06% Pb and 0.30% Zn
Gold Hill No.1
Grab sample 1.35% Zn
Gold Hill No. 2
Grab sample up to
7.90 g/t Au and 10.54 g/t Ag
Arrowsmith No.1
Grab sample up to
18.40% Zn, 4.33% Pb,
12.34 g/t Ag and 21.60 g/t Au
23 Vein
Grab sample up to
1.46% Zn, 0.37% Cu,
0.25% Pb and 27.40 g/t Ag
Golsil Setting Net Creek
DDH : up to 4.80 g/t Au
Berens River Zone 3
Historical Resources 174,158 t
7.72 g/t Au, 175.22 g/t Ag
* Estimate not 43-101 compliant
Shaft No.2
Golsil Iron Formation Zone
DDH : up to 7.20 g/t Au
Shaft No.1
Berens River No. 1
Total Production 1939-1948
509 000 t at 0.16% Zn, 0.54% Pb, 354.5 g/t Ag, 9.69 g/t Au
Golsil DDH No. 48
DDH : up to 9.25 g/t Au
Zione
Quartz vein 68.50 g/t Au
and 28.80 g/t Ag
Borthwick Lake Veins
Berens Rivers vein No. 6,9,13,18
Severn-Setting Net Lake
Grab sample 0.70% Zn and 0.50% Pb
Minorex-Setting Net Lake
Grab sample up to 3.02% Cu and 4.45 g/t Au
Setting Net Lake
Historical Resources 100M t at 0.09% Mo
Setting Net Lake
Springer East
DDH : 0.17% Cu over 15m
Newconex-Setting Net
DDH : 2.51 g/t Au,
29.6 g/t Ag,
1.00% Zn over 1.7m
Geotest
Grab sample up to
7.46 g/t Au,
4.10 g/t Ag and 0.97% Cu
Wolfden Copper
Grab sample up to 0.64% Cu and 37.0 g/t Ag
Yonge
DDH : 11.18 g/t Au, 61.60 g/t Ag, 1.24% Cu over 2m
Senet Main Copper Showing
DDH : 1.10% Cu over 2m
McCloskey
Grab sample up to 2.20% Zn, 0.32% Cu and 24.68 g/t Ag
Setting Net Lake
Property
Abandoned Shaft
Fault
Thrust fault
Vein
Lake
0 0.5 2 km
Projection UTM Nad 83 zone 15
GOLDEN SHARE
Prepared by:
InnovExplo

Figure 7.3 – Simplified geology of the Berens River property, modified from Stone et al. (1993)

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The most significant mineralization in the area is the precious and base metal mineralization on the Berens River property (see Fig. 7.3 for highlights). Two types of precious and base metal mineralization have been identified on the property (Adams, 1976 and Lichtblau et al., 2009):

1.	Quartz-actinolite sulphide veins containing gold, silver and base metal sulphides;

2.	Stratiform pyrrhotite-pyrite bodies with low-grade base and precious metal values in the vicinity of the No. 2 shaft

All mine production has been from the quartz-actinolite-sulphide veins. A series of subparallel veins, dipping 65º to 70º to the south to southeast, occur in east-trending zones within felsic volcanics. Mineralization consists of silicification, pyrite, sphalerite, galena, minor chalcopyrite, gold, and silver minerals. It occurs in shoots within structures offset by faulting.

The veins contain variable sulphide and precious metal contents and vary in width from 15 centimetres to 5 metres, forming characteristic pinch and swell structures. They also vary in length from a few metres to hundreds of metres. Gangue minerals are quartz, actinolite, calcite, chlorite and biotite, plus accessory spessartine and tourmaline. The sulphide minerals, in order of abundance (based on Bateman 1939, Adams 1976, and Oliver 1949), include pyrite, sphalerite, galena, pyrrhotite, chalcopyrite, tetrahedrite, dyscrasite, native silver, ruby silver and gold, plus traces of arsenopyrite, native antimony and bornite.

There are two types of alteration present at the Berens River property:

1.

Quartz-sericite, in variable amounts, described in drill logs as buff coloured alteration. This alteration is thought to be the first to have developed alteration zone. It occurs as plugs, or sheet-like formations, along fracture fault systems in close association with the quartz veins and mineralized ore shoots.

2.

An assemblage of magnetite, garnet, chlorite and actinolite (MGCA) is considered the second alteration zone. There may be a special relationship associated with this alteration and areas of gold-silver mineralization. Earlier geological descriptions did not recognize this alteration due to the masking effect chloritization and silicification in the wall rock. Pyrite mineralization is also associated with this alteration.

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8.	DEPOSIT TYPES

The historical interpretation of the Berens River deposit is summarized below.

The oldest assemblage in the Berens River deposit area is the Setting Net assemblage, a 2926 Ma komatiite-bearing unit (Corfu and Ayres, 1991), possibly representing oceanic volcanism, which is succeeded by shallow-water metasedimentary rocks followed by andesitic stratovolcanic deposits suggestive of an arc environment. Thurston et al. (1991) suggest that Berens River deposit area represents an oceanic sequence followed by a shield volcano with a caldera structure. The caldera is filled by dacitic pyroclastic rocks and topped by clastic metasedimentary rocks.

Adams (1976) subdivided the rocks on the mine property into the Caldera Sequence of felsic to intermediate pyroclastic rocks, flows and intrusive breccia, and the Mine Sequence of clastic, tuffaceous and chemical sediments. All the economic mineralization reported up to 1976 had been found in the Caldera Sequence (Adams 1976).

Adams (1976) mentions a sulphide horizon associated with cherty metasedimentary rocks near the No. 2 shaft. This horizon consists of pyrrhotite, pyrite, chert and carbonate, presenting as intercalated sulphide and chert or nearly massive pyrite and pyrrhotite. The precious and base metal content of this unit is minimal (Adams 1976). Adams places this unit in the basal part of the mine formation and likens it to ‘sulphide facies iron formation’, or, in more modern terms, an exhalite horizon. Ayres (1974) describes similar mineralization from parts of the Favourable Lake Belt north of the mine. Some of the faults within the Caldera Sequence may have occurred along fumarolic channels or acted as channels for sulphide bearing solutions that fed the stratiform body.

Adams (1976) noted that the stratiform-type mineralization is notably different from the vein-type mineralization. For example, there is a greater concentration of galena and sphalerite in the vein deposits but only trace amounts in the stratiform body. Adams concludes that there is no genetic relationship between the stratiform body at the base of the Mine Formation and the vein deposits, and the only similarity is their geological environment.

Coll and Mazurski (1981) interpret the east-west faults in the felsic metavolcanic rocks as defining a collapsed caldera structure. These faults have been infilled with quartz-carbonate-actinolite veins which may be mineralized with gold, silver, lead and zinc.

The only disagreement regarding the caldera model is from Watts et al. (1989) and McKay et al. (2002). They mention that Larsen (1988) cites evidence of vein systems within the overlying post-volcanic sedimentary units. These observations point towards a periodic adjustment of tensional forces, possibly resulting from plutonic activity. The OGS makes no reference to this report and efforts to locate it were futile.

InnovExplo therefore agrees with past authors in support of a caldera genesis for the stratiform mineralization with reactivation during post-volcanic plutonism resulting in the development epithermal-type mineralization. This model best suits the Berens River deposit based on the available information.

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8.1	EPITHERMAL GOLD DEPOSITS

The following summary on epithermal gold deposits was taken from Taylor (2007).

Epithermal gold deposits are a type of lode deposit consisting of economic concentrations of gold (± silver and base metals). These deposits comprise veins and disseminations near the Earth’s surface (≤1.5 km). They form in a variety of host rocks from hydrothermal fluids, primarily by replacement (i.e., by solution and re-precipitation), or by open-space filling. Host rocks may be volcanic and/or sedimentary rocks, or in some cases metamorphic. The ores are dominated primarily by precious metals (Au, Ag), but some deposits may also contain variable amounts of base metals (e.g., Cu, Pb, and Zn). Gold is usually in native form or in electrum alloyed with silver. It may also occur as tellurides, or as inclusions in sulphides. Copper and other base metals (Pb and Zn) may also occur with gold, especially in transitional epithermal deposits with high silver grades.

Epithermal gold deposits are distinguished on the basis of the sulphidation state of the sulphide mineralogy as belonging to one of three sub-types:

1.	High sulphidation (previously called quartz-(kaolinite)-alunite, alunite- kaolinite, enargite-Au or high sulphur.

2.	Immediate sulphidation.

3.	Low sulphidation (previously called adularia-sericite).

High-sulphidation deposits usually occur near magmatic sources of heat and volatiles, and form from acidic hydrothermal fluids containing magmatic S, C, and Cl. Low sulphidation deposits are thought to be formed by near-neutral, meteoric-dominated waters containing some magmatic carbon and sulphur. Typical Ag: Au ratios for epithermal deposits, although variable, tend to be higher in the low sulphidation subtype than the high-sulphidation subtype. Although most known epithermal gold deposits are Tertiary in age, mineralogical and geological characteristics have led to the recognition of much older epithermal deposits, including recrystallized and deformed examples in metamorphic terranes.

Quartz is the predominant gangue mineral in all epithermal gold deposits, whereas distinctive ore and gangue minerals characterize high and low-sulphidation subtypes. Mineralogical zoning around veins or replacement zones may be present in both subtypes, recording chemical and/or thermal gradients. Both may also contain very fine-grained gold and gangue mineral assemblages.

In the high-sulphidation subtype, native gold and electrum are typically associated with an assemblage of pyrite+enargite±covelite±bornite±chalcocite. In addition to sulphosalts and base metal sulphides, tellurides and bismuthinite are also present in some deposits. Total sulphide contents are generally higher in the high sulphidation subtype deposits, but elevated sulphide contents may also characterize transitional polymetallic low-sulphidation deposits. Native gold and electrum occur in deposits that contain only a few percent or less of sulphides. In deposits where sulphide minerals are abundant, sulphides commonly include chalcopyrite, tetrahedrite, galena, sphalerite, and arsenopyrite in addition to pyrite. The principal gangue minerals include calcite, chlorite, adularia, barite, rhodochrosite, fluorite and sericite.

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High-sulphidation deposits of magmatic hydrothermal origin are typically smaller than low-sulphidation deposits, and are found in close proximity to, and often topographically above, a related source of magmatic heat and volatiles. Although low-sulphidation deposits may cover larger areas than typical high-sulphidation deposits, the alteration mineral assemblages are restricted to generally narrow zones enclosing veins and breccias.

The morphology of epithermal vein-style deposits can be quite variable. Deposits may consist of roughly tabular lodes controlled by the geometry of the principal faults they occupy or comprise a host of interrelated fracture fillings in stockwork, breccia, lesser fractures or, when formed by replacement of rock or void space, they may take on the morphology of the replaced lithologic unit or body of porous rock (e.g., irregular breccia pipes and lenses). Brecciation of previously emplaced veins can form permeable zones along irregularities in fault planes: vertically plunging ore zones in faults with strike-slip motion and horizontal ore zones within faults with dip-slip motion.

Advanced argillic alteration mineral assemblages that characterize high-sulphidation deposits include quartz+kaolinte+alunite+dickite+pyrite within and adjacent to veins or zones of replacement in the magmatic hydrothermal environment. Alteration in low-sulphidation deposits generally comprises two mineralogical zones (1) inner zone of silicification (replacement of wall rocks by quartz or chalcedonic silica and (2) outer zone of potassic-sericitic (phyllic) alteration (quartz+K-feldspar and/or sericite, or sericite and illite smectite). Chlorite and carbonate are present especially in wall rock of intermediate composition.

The tectonic setting of epithermal gold deposits is characterized by extension, localizing and facilitating emplacement of magma and, at higher levels, hydrothermal fluids. Caldera ring fractures may create favourable vein-hosting environments in volcanic terranes. Extensional, pull-apart basins formed between regional strike-slip faults, or at transitions between these faults, provide favourable sites for intrusions and epithermal deposits. Other deposit types that may be found broadly associated with epithermal deposits are those that share a common genetic link to magmatic centres (e.g., veins, skarns and mantos). Volcanogenic massive (VMS) deposits that form at or near the seafloor from submarine hot springs and sub-seafloor geothermal systems are epithermal in the broad sense. Gold-bearing VMS deposits are recognized as a type of VMS deposit (Dubé et al., 2007) and both high-sulphidation and low-sulphidation variants have been recognized (Sillitoe et al., 1996).

The location of epithermal gold deposits are typically determined by those features that define the hydrothermal system ‘plumbing’, that provide the hydrological control on magmatic emplacement (e.g., structural controls on fluid flow and magmatic emplacement; topographical/paleosurface control of hydrology, boiling elevation, hydrothermal eruption). Extensional faults are especially important, whether due to local volcanic-related features or to regional tectonism (e.g., rifting zones or pull-apart basins associated with strike-slip faults). Fault intersections and fault plane inflections provide zones for brecciation during synchronous movement and vein growth.

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High-sulphidation deposits are typically associated with andesitic to rhyolitic rocks and with geologic features associated with sites of active volcanic venting and doming, including among others ring fractures, caldera fill breccias, hot springs, and acid crater lakes. Orebodies primarily consist of zones of silica-rich replacement. Bodies of massive vuggy silica and marked advanced argillic alteration mineral assemblages are typical. Low-sulphidation deposits that occur further removed from active magmatic vents may be more apparently controlled by structure components, zones of fluid mixing, and emplacement of smaller magmatic bodies (e.g., dykes). The fluid is predominantly meteoric water. Low-sulphidation related geothermal systems are more closely linked to passive rather than to active magmatic degassing (if at all), and sustained by the energy provided by cooling, subvolcanic, intrusions or deeper subvolcanic magma chambers.

Some deposits with mostly low-sulphidation characteristics with respect to their alteration mineral assemblages have sulphide ore mineral assemblages that represent a sulphidation state between that of high-sulphidation and low-sulphidation deposits. Such deposits tend to be more closely spatially associated with intrusions and are suggested to be intermediate sulphidation type deposits (Hendenquist et al., 2000).

8.2	VMS DEPOSITS

Volcanogenic massive sulphide (VMS) deposits occur as lenses of polymetallic massive sulphides that form at or near the seafloor in submarine volcanic environments (Galley et al., 2007). They form from metal-enriched fluids associated with seafloor hydrothermal convection. Their immediate host rocks can be either volcanic or sedimentary. VMS deposits are major sources of Zn, Cu, Pb, Ag and Au, and significant sources for Co, Sn, Se, Mn, Cd, In, Bi, Te, Ga and Ge. Some also contain significant amounts of As, Sb, and Hg. VMS deposits are divided into Cu-Zn, Zn-Cu, and Zn-Pb-Cu groups according to their contained ratios of these three base metals.

VMS deposits form at or near the seafloor through the focused discharge of hot, metal-rich hydrothermal fluids, classifying them under the general heading of ‘exhalative’ deposits. There is typically a mound-shaped or tabular, stratabound body composed principally of massive (>40%) sulphide, quartz and subordinate phyllosilicates, and iron oxide minerals and altered silicate wall rock. These stratabound bodies are typically underlain by discordant to semi-concordant stockwork veins and disseminated sulphides. The stockwork veins are enveloped in distinctive alteration halos, which may extend into the hanging wall strata above the VMS deposit.

All VMS type deposits form in extensional tectonic settings, including both oceanic seafloor spreading and arc environments. In idealized evolutionary stages of arc terrane formation, extension of the principal arc assemblage is another common period of VMS formation. This results in the formation of caldera in which bimodal mafic extrusive successions predominate.

8.3	BERENS RIVER MODEL

The development of the Berens River deposit is summarized below from Adams (1976):

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  A volcanic pile develops; deposition of basal felsic to intermediate effusives and pyroclastics.

  Waning stage of the second of five volcanic cycles accompanied by volcanic collapse; a caldera forms. Development of faults into the lower level of the volcanic pile.

  Felsic to intermediate pyroclastic assemblage deposited within caldera.

  Partial erosion and deposition in aqueous environment within caldera. Tuffs along with clastic and chemically derived sedimentary rocks characterize this period.

  Fumarolic activity leading to the formation of bodies of banded sulphide- chert-carbonate iron within the caldera sediments.

  Recurrent movement creating dilatant zones; metasomatic fluids and vapours migrate into dilatant fault zones, altering and enriching them. The following elements are liberated: SiO2, Mn, Mg, Fe, Ca, S, Zn, Pb, Cu, Ag, Au, and Sb.

  As vapour nears the surface, metasomatic fluids and vapours react with ground water and a drop in pressure leads to the deposition of minerals in open fault zones. Substantial amounts of sphalerite, galena, dyscrasite (Ag3Sb) and minor native gold.

  Migration of metals from wall rock possibly associated with regional metamorphism or non-metal bearing pulse of metasomatic solutions or a local intrusion. This stage obliterates the metal zonation.

  Subsequent volcanism, mafic and felsic intrusions, and structural metamorphic events.

It is possible that intrusive activity during the last two stages resulted in further remobilization, faulting and enrichment within the final mafic and felsic intrusions, as mentioned by Watts et al. (1989) and McKay et al. (2002).

The main indicators for the Berens River property are:

1.	The geological setting within calcareous to clastic sedimentary rocks, indicative of proximity to the wall rock.
2.	The ore mineralogy of native gold associated with sulphides, Ag3Sb, pyrite, minor base metals, galena, quartz and calcite.
3.	High Ag/Au ratio of 37:1 (from recorded historical production) and grades between 7.2 and 9.6 g/t.
4.	Alteration mineralogy marked predominantly by silicification, sericitization, and quartz-sericite-illite alteration.
5.	Syn-volcanic felsic intrusions.
6.	Possible setting of an island arc hosting a submarine caldera.

These indicators point towards a low-sulphidation epithermal model; however, the presence of iron formations and garnet-chlorite-actinolite and quartz-sericite alteration assemblages indicate hydrothermal alteration associated with a VMS model. It is possible that the Berens River deposit represents a complex ensemble of both VMS and epithermal models due to the possible transition from a stratiform volcano to a caldera, followed by a period of erosion that may have removed earlier evidence of a VMS deposit. Figure 8.1 presents a simplification of the model and regional geological context, along with the probable property model.

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Figure 8.1 – Simplified model of the Berens River property (Gomwe and Pelletier 2011). A) Regional setting: caldera formation showing hypothetical location of Berens River property. B) Local geological setting of the Berens River property (refer to Table 7.1 for Cycles I and II).

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9.	EXPLORATION

In the fall of 2010, Golden Share carried out a surface program consisting of geological mapping and prospecting. The objective of the program was to verify the claim boundary, identify all facilities and features in order to locate old workings and to verify the high-grade zones of known historical mineralization. The boundaries of claim 4224888 were verified and fifteen (15) drill collars were located; many lines and stations, as well as old trenches, were surveyed using a handheld GPS.

A total of 61 surface outcrop grab samples weighing 1 to 3 kg were collected using geological hammers (Fig. 9.1) . The samples were assayed for gold at the laboratory of SGS Canada Inc. in Red Lake, and the pulp was sent to the SGS facilities in Toronto for base metal analysis.

Highlights of the program included:

The No. 1 vein was identified as on a 25 m x 12 m outcrop near shaft No. 1. It is characterized by extensive quartz-sericite alteration with a second type of hydrothermal alteration characterized by an assemblage of magnetite, garnet, chlorite and actinolite minerals (MGCA). A sample returned grades of 7.53 g/t Au in a quartz-sulphide assemblage containing up to 5-10% chalcopyrite, 1-3% pyrite and 55-60% sphalerite and galena. Silver and base metal grades of 1,130 g/t Ag (36.3 oz/t Ag), 15% Zn and 3.8% Pb were also obtained. Copper values were consistently low. Results are presented in Table 9.1.

Table 9.1 – Results for the No. 1 vein

Sample number		UTM NAD83		Au (g/t)	Ag (g/t)	Cu (ppm)	Pb (%)	Zn (%)
		EAST	NORTH
110726	Vein 1	457151	5854600	0.68	30.2	<10	0.037	0.043
110727	Vein 1	457147	5854605	1.64	161	0.037	0.171	5.59
110728	Vein 1	457147	5854599	0.10	20.9	0.002	0.033	0.076
110729	Vein 1	457138	5854601	0.13	7.7	0.007	<20	0.054
110751	Vein 1	457159	5854606	0.02	4.4	0.004	<20	0.037
110752	Vein 1	457158	5854606	0.16	7.5	0.009	<20	0.041
110753	Vein 1	457159	5854605	7.53	1130	0.066	3.81	15.0

The No. 3 vein returned grades of up to 31.88 g/t Au (1.02 oz/t Au) in a quartz-sulphide assemblage containing up to 2-5% chalcopyrite, 2-5% pyrite and 20% sphalerite. Silver and base metal grades of up to 547 g/t Ag, 15.1% Zn and 7.4% Pb were also obtained (Table 9.2) . Copper values were low, from 0.014 to 0.092 ppm Cu.

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Table 9.2 – Results for the No. 3 vein

Sample number		UTM NAD83		Au g/t	Ag (g/t)	Cu (ppm)	Pb (%)	Zn (%)
		EAST	NORTH
110767	Vein 3	457206	5855276	0.22	8.8	0.088	0.062	0.066
110768	Vein 3	457204	5855277	14.74	547	0.092	7.42	6.78
110769	Vein 3	457206	5855270	31.88	240	0.061	2.86	5.83
110770	Vein 3	457203	5855277	3.31	212	0.074	3.11	4.92
110771	Vein 3	457203	5855275	0.47	7.7	0.063	0.068	0.068
110805	Vein 3	457236	5855258	0.18	5.3	0.026	0.089	0.153
110806	Vein 3	457179	5855280	0.17	32.8	0.014	0.412	0.522
110807	Vein 3	457189	5855273	0.52	48	0.077	0.894	2.4
110808	Vein 3	457204	5855276	7.88	507	0.069	4.69	15.1
110809	Vein 3	457091	5855310	0.65	27.9	0.019	0.092	0.452
110810	Vein 3	456952	5855355	0.01	2.3	0.027	0.003	0.017

The No. 19 vein, as defined in the report by Huss (2010) but later redefined by InnovExplo (see below), yielded the highest grades with up to 37.71 g/t Au (1.21 oz/t Au). The mineralization is similar in composition to the No. 1 and No. 3 veins and is part of a volcanic-hosted quartz stockwork. Silver grades of up to 1,630 g/t Ag (52.4 oz/t Ag) were also obtained (Table 9.3) . At the time of Golden Share’s field work and in historical reports, the No. 19 and No. 10 veins were a bifurcating structure, but InnovExplo’s compilation and re-interpretation work revealed that it is in fact two separate veins that strike roughly parallel to other veins on the property (Gomwe and Pelletier, 2011). Figure 9.1 shows the re-interpreted former vein No. 19 as new vein No. 19 and vein No. 10.

Table 9.3 – Results for the No. 19 vein (No. 10 vein of InnovExplo)

Sample number		UTM NAD83		Au g/t	Ag (g/t)	Cu (ppm)	Pb (%)	Zn (%)
		EAST	NORTH
110772	Vein 19	456962	5855391	9.26	688	0.019	3.08	5.16
110773	Vein 19	456894	5855415	9.54	964	0.025	2.64	1.87
110811	Vein 19	456959	5855389	37.71	813	0.055	2.78	4.89
110812	Vein 19	456894	5855414	11.66	1630	0.02	3.87	1.28

Wackes and conglomerates within the metasedimentary horizon between the eastern volcanics and the western gabbro were also sampled. Anomalous gold values from the surface grab samples were up to 3.51 g/t Au (Table 9.4) . A small chemical sediment horizon was sampled in the clastic horizon. The sediment was very magnetic and possibly represents an iron formation; these results are noted in samples 110774 and 110775 (Table 9.4 and Fig. 9.1) .

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Table 9.4 – Results for metasedimentary samples

Sample number	UTM NAD83		Au g/t	Ag (g/t)	Cu (ppm)	Pb (%)	Zn (%)
	EAST	NORTH
110730	457183	5854762	0.09	7.5	0.005	0.027	0.024
110731	456994	5854918	0.01	2.1	0.006	0.002	0.015
110732	457261	5855375	0.02	0.8	0.002 <20		<10
110733	457261	5855375	0.02	1.5	0.006 <20		0.009
110734	457252	5855377	0.01	0.5	0.005 <20		0.003
110735	457232	5855383	0.25	4.5	0.008	0.003	0.04
110736	457138	5855522	0.01	1.9	0.005 <20		0.001
110739	457268	5854156	0.01	0.6	0.008 <20		0.002
110740	457291	5854144	0.01	0.4	0.006 <20		0.003
110741	457341	5854237	0.03	1.5	0.005 <20		0.007
110742	457260	5854246	0.01	0.5	0.003 <20		<10
110743	457182	5854283	0.01	1.1	0.002 <20		<10
110744	457063	5854359	0.13 <0.3	<10	<20		<10
110745	456384	5855946	0.12	4.5	0.13 <20		0.002
110746	456384	5855946	0.01	0.4	0.021 <20		0.003
110747	457487	5854132	0.02	0.3	0.004 <20		0.004
110748	457893	5857552	0.02 <0.3		0.015 <20		0.005
110749	457905	5857557	0.08 <0.3		0.014 <20		0.005
110754	457212	5854798	6.51	335	0.041	0.488	3.79
110755	456995	5854928	0.15	5.9	0.01	0.007	0.043
110756	457002	5854626	3.51	8.9	0.015	0.006	0.038
110757	456999	5854654	0.08	1.9	0.006	0.005	0.027
110758	456991	5854665	0.03	1	0.003	0.006	0.019
110760	457296	5854764	0.01	1.9	0.027	0.002	0.025
110761	456857	5854702	0.01 <0.3		0.002 <20		0.025
110762	456681	5854737	0.01 <0.3		0.006 <20		0.005
110763	456489	5854445	0.04 <0.3		0.003 <20		0.009
110764	457239	5854253	0.01	0.3	0.002 <20		<10
110765	457042	5854248	0.01	0.5	0.009	0.002	0.023
110766	456360	5854733	0.17	5.9	0.327	0.021	0.6
110774	456879	5855282	0.08	3.9	0.056	0.008	0.01
110775	456881	5855275	0.09	9.6	0.198	0.011	0.022
110801	457184	5854767	0.23	15.7	0.003	0.061	0.021
110802	456943	5855158	0.03	1.9	0.017 <20		0.023
110813	456958	5855513	0.08	6.2	<10	0.0075	0.008
110814	456942	5853891	0.12	2.4	0.005	0.01	0.018

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Property
Best results
Grab Sample 2010
Abandonned Shaft
Power transmission line (abandonned)
Vein (Relocalized and Interpreted by InnovExplo 2010)
457000
458000
5857000
5856000
5855000
5854000
22 Northrock (?)
12(?)
11(?)
10
19
3
5
4
20
2
1
Shaft No.2
Shaft No.1
110812 Vein 19, (Vein 10 InnovExplo)
11.66 g/t Au, 1630 g/t Ag,
3.87% Pb and 1.28% Zn
110811 Vein 19, (Vein 10 InnovExplo)
37.71 g/t Au, 813 g/t Ag,
2.78% Pb and 4.89% Zn
110808 Vein 3,
7.88 g/t Au, 507 g/t Ag,
4.69% Pb and 15.1% Zn
110768 Vein 3,
14.74 g/t Au, 547 g/t Ag,
7.42% Pb and 6.78% Zn
110769 Vein 3,
31.88 g/t Au, 240 g/t Ag,
2.86% Pb and 5.83% Zn
110801
0.23 g/t Au, 15.7 g/t Ag,
0.061% Pb and 0.021% Zn
110754
6.51 g/t Au, 335 g/t Ag,
0.49% Pb and 3.79% Zn
110756
3.51 g/t Au, 8.9 g/t Ag,
0.006% Pb and 0.038% Zn
110753 Vein 1,
7.53 g/t Au, 1130 g/t Ag,
3.81% Pb and 15.0% Zn
110727 Vein 1,
1.64 g/t Au, 161 g/t Ag,
0.17% Pb and 5.59% Zn
8 (No surface exposure)
Zone (location?)
Borthwick Lake
0 125 250 500 m
Projection UTM Nad 83 zone 15
GOLDEN SHARE
Prepared by:
InnovExplo

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10.	DRILLING

Golden Share did not carry out any drilling on the Berens River property. In the winter of 2012 a drill was mobilized by the winter road.

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11.	SAMPLE PREPARATION, ANALYSES, AND SECURITY

No information is available for the sampling methods and approaches used during historical assessment work. It is assumed that any historical sampling methods and approaches for the Berens River project prior to National Instrument 43-101 and Regulation 43-101 were suitable and valid, although the authors of this report have no way of verifying the data.

The authors found no indication of anything in the sampling procedures, methods or approach that could have had a negative impact on the reliability of the assay results reported by Golden Share. Samples were received at the SGS laboratory in Red Lake where they were analysed for gold, and the pulp was then sent to the facilities in Toronto for base metal element analysis (Appendix II contains complete method summaries from SGS). This laboratory is accredited in accordance with the recognized International Standard ISO/IEC 17025:2005. At the Red Lake facilities, each sample was logged in the tracking system, weighed, dried and finely crushed to attain homogeneity. The samples are crushed between 75% and 85%. Golden Share adopted the laboratory’s internal QA/QC protocol.

11.1	ATOMIC ABSORPTION SPECTROMETRY

Samples were analyzed for gold (oz/ton) at Red Lake by fire assay and atomic absorption spectrometry (AAS) (SGS code: FAA 303). According to SGS, a prepared sample weighing 30 g is mixed with flux and fused using lead oxide at 1,100ºC, followed by cupellation of the resulting lead bead (doré bead). The bead is dissolved using HCl and HNO3 and the resulting solution submitted for analysis. The solution is analyzed by flame AAS using acid matrix matched calibration materials.

Internal quality control methods were determined by the laboratory according to the following requirements:

  One sample in every 50 is checked for the percent passing at the crushing and pulverizing stage. The percent passing must be greater than 75% during crushing and greater than 85% during pulverizing.

  One reagent blank, one duplicate and one certified reference material or in- house reference material per 24 samples; calibration materials cover the linear range; one instrument blank per 24 samples; calibration drift check every 12 samples.

11.2	ACID DIGESTION

Silver was analyzed at the SGS laboratory in Toronto by acid digestion and flame atomic absorption (code AAS21E). According to SGS, 20 g of the pulp sample is digested in 50 mL of HNO3, HCl and HF within a polypropylene graduated digestion vessel in an aluminum block. The block was preheated to a temperature of 110ºC. The digested sample solution is analyzed by flame atomic absorption spectrometer (AAS). All samples are analyzed against known calibration materials to determine the concentration. For samples that returned values greater than 300 g/t (upper limit of detection) a gravimetric finish (FAG313) was used to determine the concentration.

Instrument calibration is performed for each batch or work order and calibration checks are analyzed within each analytical run. Quality control materials include method blanks, replicates, duplicates and reference materials, and are randomly inserted with the frequency set according to method protocol at about 14%. Quality assurance measures for precision and accuracy are verified statistically using internal control charts with set criteria for data acceptance. Data that fails is subject to investigation and repeated as necessary. There was no data failure for the samples submitted.

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11.3	GRAVIMETRIC FINISH

All samples with silver values greater than 300 g/t were analyzed using the gravimetric finish (SGS code: FAG313). According to SGS, a prepared sample (30 g) is fused with a flux mixture and fused using lead oxide at 1,100°C, followed by cupellation of the resulting lead button (doré bead). The bead is weighed gravimetrically and dissolved using HCl and HNO3. The resulting solution is submitted for analysis using a calibrated microbalance.

The SGS laboratory’s internal quality control requires the following:

  One sample every 50 is checked for the percent passing at the crushing and pulverizing stage. The percent passing must be greater than 75% during crushing and greater than 85% during pulverizing.

  One reagent blank, one duplicate, one certified reference material or in- house reference material per 24 samples; calibration materials cover the linear range; one instrument blank per 24 samples; calibration drift check every 12 samples.

  Calibration weights are verified daily.

11.4	SODIUM PEROXIDE FUSION AND ICP-OES

This test is for base metals 28-element suite, including cobalt (Co), copper (Cu), lead (Pb) and molybdenum (Mo), nickel (Ni), zinc and iron (Fe) and lithium (Li). The sample size is typically 0.10 g of pulp material that is fused with sodium peroxide in zirconium crucibles and dissolved using dilute HNO3. The digested solution is analyzed by an inductively coupled plasma optical emission spectrometer (ICP-OES) (SGS code: ICP90A). Samples are analyzed against known calibration materials to provide quantitative analysis of the original sample.

Samples with values of Fe greater than 30% and Zn greater than 300 ppm (the upper detection limits for ICP90A) were further analyzed by SGS method ICP90Q, which uses a pulp sample of 0.20 g. The detection limit for ICP90Q is higher than for method ICP90A.

Instrument calibration is performed for each batch or work order and calibration checks are analyzed within each analytical run. Quality control materials include method blanks, replicates, duplicates and reference materials, and are randomly inserted with the frequency set according to method protocol at about 14%. Quality assurance measures of precision and accuracy are verified statistically using internal control charts with set criteria for data acceptance. Data that fails is subject to investigation and repeated as necessary. There were no fails for the samples submitted.

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12.	DATA VERIFICATION

Data verification comprised two parts. The first was carried out in 2010, as part of mandate to produce an internal compilation report for Golden Share (Huss, 2010). For the purposes of that report, Laurence Huss of Golden Share and Carl Pelletier, BSC, P.Geo. (APGO no. 1713) and Tafadzwa Gomwe BSc, P.Geo. (APGO no.2231) of InnovExplo reviewed all exploration work done by Golden Share including the historic database provided by Golden Share. The findings and methodology are described in detail in Section 12.1. The second part of the data verification was carried out in the context of the current mandate and involved a site visit on June 4, 2013. Tafadzwa Gomwe visited the site in 2011 and Remi Verschelden BSc, P.Geo. (APGO no.2231) in 2013. The authors visited several sites on the ground, including the decommissioned airstrip, historical stockpiles, historical core dumps, and the locations of grab samples collected by Golden Share in 2010. Details of the 2013 visit are provided in Section 12.2.

12.1	DATABASE VERIFICATION

The map shown in the report by Huss (2010), which incorporates the geology of the property, was taken as a starting point for verifying the database. The property was defined as the compilation zone on which all available data from maps and sections would be presented. To begin the comparison, the MNDMF database was first imported into a Geotic database and the holes then transferred to ArcGIS. All reports containing information regarding the compilation zone, including any drill logs or surface plans, were incorporated into the ArcGIS database. Appropriate tags were allocated to each import showing the ARFI number of the document used and the page number if there was one available in the original. These maps and plan views were cross-referenced with the Geotic database and the area map from Huss (2010). Outcrops and vein showings were also digitized.

It was noted that the map was not properly georeferenced with respect to the geological data available from the MNDMF database. The image was correctly relocated and the units were digitized. It was noted that there were some drill holes that did not correspond to the locations recorded in the MNDMF database and on the reference maps. Holes locations were re-assigned according to the map on the assumption that the information may have been incorrectly entered in the MNDMF database.

The Geotic database contains summarized descriptions found in drill logs; for a more detailed description of the logs available. One in 20 holes was checked to verify data capture. Where available, assay results were also entered and any imperial units were converted to metric throughout the database. Assay results could not be verified as certificates were not submitted in some cases, or the certificates were submitted without sample numbers so they could not be cross-checked. The report from Downie (1997) does contain tables and cross-references, but most of the original drill logs no longer exist, so this information could not be verified either.

Data verification revealed numerous disparities between digital and physical data.

1.	Drill hole locations often did not correspond between information registered in the Ontario resource database and the submitted reports.

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2.

Not all companies submitted complete reports; that is, there are missing detailed log reports. The absence of any log reports means that the available data could not be verified. In most cases, the information was taken from the summary in McKay (2002). In some cases, a report could be located and obtained, but the information and numbers in the report did not match those noted by McKay (2002); in this case, both are reported in the history summary.

3.

Some drill holes identified on historical surface maps were neither recorded in the Ontario resource database nor within the report, raising questions as to when the hole was drilled and by which company and whether any analyses were carried out and what the results were. These questions could not be answered during this study.

4.

The locations of mapped outcrops over the years do not correspond with the last map presented in the Anaconda Gold Corporation NI43-101 compliant report (McKay, 2002). In most cases, more than one map was created for an area, particularly around the main mineralized areas, and each report documents different outcrops, occasionally within the same area, creating overlaps. These outcrops could not be verified as it would require a field check.

5.

The most up-to-date map from the last NI43-101 compliant report (McKay, 2002) shows a disparity in the location of the mineralized veins, although the report does mention that the locations of most geological features are approximate. Historical maps show that the No. 3, 10 and 19 veins may not be where they are (refer to digital maps) and this requires field verification.

6.

The uncertain location of the veins challenges the interpretations and (non 43-101 compliant) resource calculation presented in the report by Bevan (1983). Field verification would assist in the re-evaluation of Bevan’s block model.

7.	Airborne VLF and IP resistivity data was never submitted in digital format, making it virtually impossible to digitally compile the information in those reports.

12.2	PROPERTY VERIFICATION

On June 4, 2013, author Rémi Verschelden visited the property. Property verification involved a general overview of the airstrip and old tailing ponds, stock piles and cemented shafts (Figs. 12.1 to 12.3) . Historical core is still present in the field (Fig. 12.4) .. The locations of grab samples were noted (Figs. 12.5 and 12.6), and one historical casing was found (Fig. 12.7) . Old drill sites where also identified and located with a hand held GPS (Fig. 12.8) . Two samples were taken: one from a mineralized rock in a stockpile near shaft no 2 and one near shaft no 1 from the no 1 vein (Figs. 12.9 and 12.10) . Samples were sent to ALS-Minerals laboratory in Val-d’Or. The drilling equipment brought on site by winter road was also visited and seemed in good condition (Fig. 12.11) .

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Figure 12.1 – General overview of the decommissioned airstrip

Figure 12.2 – Site overview. Top right: airstrip; top left: east tailing pond; center: drill material and old shack; left corner, rock piles near shaft no 2

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Figure 12.3 – No.1 Shaft cement slab

Figure 12.4 – Historical drill core near shaft no. 2

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Figure 12.11A – Drill equipment

Figure 12.11B – Drill equipment

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13.	MINERAL PROCESSING AND METALLURGICAL TESTING

No 43-101 compliant mineral processing and metallurgical testing have been performed on the Berens River property.

14.	MINERAL RESOURCE ESTIMATES

There are no 43-101 compliant mineral resources outlined on the Berens River property.

15.	MINERAL RESERVE ESTIMATES

There are no 43-101 compliant mineral reserves outlined on the Berens River property.

16.	MINING METHODS

Mining methods have not yet been evaluated for the Berens River property.

17.	RECOVERY METHODS

There is no 43-101 compliant recovery method tested on samples from Berens River property.

18.	PROJECT INFRASTRUCTURE

Project infrastructure has not yet been evaluated for the Berens River property.

19.	MARKET STUDIES AND CONTRACTS

Market studies have not yet been performed for the Berens River property. Contracts have not yet been issued on the Berens River property.

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20.	ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL OR COMMUNITY IMPACT

20.1	ENVIRONMENTAL

In 2005, the rehabilitation of all physical hazards on the site was carried out under Ontario’s Abandoned Mines Rehabilitation Program (Hazco, 2005). Work included the demolition of all buildings, decommissioning of the airstrip, backfilling of the open stope (Fig. 20.1), and removal of polychlorinated biphenyls (PCBs) and scrap material (Hazco, 2005).

Figure 20.1 – Backfill of former open stope, from the June 4 visit

Berms of waste rock, 1m high each, were placed perpendicular to the airstrip at 50 metres intervals, rendering it no longer useful by aircraft (see Fig. 12.2) . In addition, an X-shaped berm of waste rock was placed at the centre of the airstrip. The airstrip surface was left undamaged. The lime stored in two buildings was loaded onto rock trucks, hauled to the tailings area, and spread using a tractor bulldozer (Hazco, 2005).

According to the Abandoned Mines Division of the Ministry of Northern Mines, two separate tailings zones are still present on the site, which have been designated Cell 1 and Cell 2. Both were deposited in natural depressions and contain approximately 550,000 tonnes of tailings (Ministry of Northern Mines Ontario, Abandoned Mines Report Amis ID #3901, 2010). Cell 1, which was used to construct the airstrip (13-ha surface area), is located west of the mine site. The report described the surface of material in Cell 1 as firm, reddish-brown to yellowish in colour. The paste pH for the cell was 4.94, the neutralizing to acid potential ratio 0.02, and the sulphide content 1.99% (Ministry of Northern Mines Ontario, Amis ID #3901, 2010). Cell 2 is located in the eastern part of the site. It is circular and surrounded by dense coniferous tree growth to the north, south and east. The report described the surface of the tailings as yellowish to yellowish brown sandy material. The paste pH was 3.94, the neutralizing to acid potential ratio -0.23, and the sulphide content 0.37% (Ministry of Northern Mines Ontario, Amis ID #3901, 2010).

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In the 2010 Golden Share – Nanoose share exchange agreement, it is stated that “any surface stockpiles of ‘ore’ and ‘tailings’ originating from previous underground activities on the Berens River property are excluded from this option agreement”, therefore Nanoose retained possession of the stockpiles. InnovExplo contacted Industry Canada to verify the status of Nanoose Gold Limited. It is confirmed that the company was issued a dissolution certificate (671818-3) on April 29, 2011. In simple cases where there is no written agreement, all property becomes property of the Crown at the time of a company’s dissolution. The Ontario Ministry of Northern Development and Mines stated they cannot provide legal interpretations on such an agreement, nor can they comment on the Crown’s liability stemming from corporate dissolutions without full reviewing all the facts and information for the case (personal communication with the author). The Ministry did provide the possible outcomes following a full review:

  Once it is determined that a site is in fact returned to the Crown, the Ministry will run a prioritization tool to determine where it falls on their list of priorities for rehabilitation.

  Mining rights holders are responsible for all stockpiles present on the property regardless of any agreement signed. At present Golden Share owns the property as a staked claim, not a mining rights holder, and thus are not currently responsible for the stockpiles. If in the future, Golden Share obtains mining rights or a lease of patent, they will then be responsible.

Golden Share and the Ministry of Northern Mines are therefore responsible for coordinating and providing the necessary information to clearly determine the legal and proper status of the remaining ore stockpiles and tailings originating from previous underground activities.

20.2	PERMITTING

In March 2013 Golden Share was awarded an exploration permit (#PR-12-10019) by the Ministry of Northern Development and Mines of Ontario. The permit covers, drilling and stripping exploration methods, and is valid till March 2016.

20.3	SOCIAL OR COMMUNITY IMPACT

Golden share entered into a strategic development agreement with Ackewance exploration and services in January 2013. Ackewance has historically been involved in the Area and has the expertise and knowledge to assist Golden Share in developing the Berens River Project. As part of the agreement, Ackewance is to assist Golden Share in developing harmonious relationship with local communities and First Nations in the Area.

In March 2013, Ackewance on behalf of Golden Share, entered into a written agreement with the Sandy lake First nation Community. The agreement allows Golden Share to bring equipment and supplies to the Bear Head Area for exploration drilling on the property.

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21.	CAPITAL AND OPERATING COSTS

Capital and operating costs have not yet been calculated for the Berens River property.

22.	ECONOMIC ANALYSIS

An economic analysis has not yet been prepared for the Berens River property.

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23.	ADJACENT PROPERTIES

The area surrounding the Berens River property is shown in Figure 23.1. The most significant occurrence on an adjacent property is a historical molybdenite deposit. This deposit is located on the property currently owned by Mr. Desmeules (50%) and 2232097 Ontario Ltd (50%). The mining history of this prospect is summarized by Atkinson et al. (1991). In 1970 Ayres collected a grab sample that graded 4.45 g/t Au and 3.02 g/t Cu. No other results have been reported. Prior to 1978, the published drill indicated reserves were 100 million tons at 0.09% MoS2 to a depth of 180 metres Atkinson et al. (1991). These “reserves” are historical in nature and should not be relied upon. It is unlikely they conform to current Regulation 43-101 criteria or to CIM Standards and Definitions, and they have not been verified to determine their relevance or reliability. They are included in this section for illustrative purposes only and should not be disclosed out of context.

The molybdenum mineralization occurs within a porphyritic granodiorite-quartz monzonite stock (Fig. 7.3) that intrudes a supracrustal rock sequence consisting of mafic metavolcanic and metasedimentary rocks (Ayers et al., 1982). This host intrusion, a quartz-potassium feldspar porphyry, does not occur on Golden Share’s Berens River property (Fig 7.3), reducing the chances of discovering this type of mineralization on the property. InnovExplo was unable to verify the information given here on adjacent properties, and the presence of significant mineralization on these adjacent properties is not necessarily indicative of similar mineralization on the Berens River property.

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North Trout Lake
Bending Knee Lake
Rathouse Bay
Sandy Lake
South Trout Lake
Shaft No.2
Shaft No.1
053C13
Borthwick Lake
Historical Resources
100M t at 0.09% Mo
Twinpeaks Lake
053C14
Grab sample
3.02% Cu and 4.45 g/t Au
Setting Net Lake
Northwind Lake
Bear Head Lake
Setting Net Lake
053C12
053C11
Projection UTM Nad 83 zone 15
Golden Share's property
Abandonned Shaft
Power transmission line (abandoned)
Trail
Road
Adjacent property
Holder
2232097 ONTARIO LTD. 50%, DESMEULES 50%
GOLDEN SHARE
Prepared by:
InnovExplo

Figure 23.1 – Adjacent properties to the Berens River property

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24.	OTHER RELEVANT DATA AND INFORMATION

No other relevant data or information is provided in this technical report.

25.	INTERPRETATION AND CONCLUSIONS

The property hosts a former mine that produced gold and silver. The historical work indicates a potential for future production. The property has a potential for epithermal and VMS deposits. The area is characterized by a sequence of folded volcanic and metasedimentary rocks. The metavolcanics are andesitic flows and tuffs with minor pyroclastic and brecciated units. The metasediments comprise laminated cherts, argillites, siltstone, tuffs with sulphides and iron formation. Numerous types of mineralization are present, typically quartz veins and stockworks containing gold, galena sphalerite, and silver-bearing minerals. Mineralization also comprises molybdenite, copper and zinc within quartz veins, faults and disseminations. The geological map shows the presence of faults that may have been used as conduits by epithermal fluids.

Grab samples from veins confirm the presence of high-grade mineralization. Samples from the No. 3 vein returned up to 31.88 g/t Au and 547 g/t Ag, and those from the No. 10 vein returned 37.71 g/t Au and 1,630 g/t Ag. The results of past exploration on the No. 3 vein suggest a potential for mining. The historical resources from the No. 3 vein were reported in 1988 at 174,158 tonnes Au, 7.72 g/t and 175.22 g/t Ag, and were never exploited. These “resources” are historical in nature and should not be relied upon. It is unlikely they conform to current Regulation 43-101  criteria or to CIM Standards and Definitions, and they have not been verified to determine their relevance or reliability. They are included in this section for illustrative purposes only and should not be disclosed out of context. During the June 4 th 2013 site visit, samples were taken in order to attest the presence of gold. Results should be available after effective date of this report.

A large part of the property, although having been mined in the past, is still at an early stage of exploration and some parts are at the grassroots stage (for example, the Setting Net Lake area). The property has the potential for several rich Au/Ag- bearing veins. Occurrences, such as Young and Newconex, were sampled by drilling and prospecting and yielded positive results, indicating the potential for further discoveries.

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26.	RECOMMENDATIONS

The Berens River property shows positive potential based on available historical information on past mining operations and gold-bearing intersects encountered during drilling campaigns. The property also demonstrates the presence of an epithermal-VMS type deposit.

The authors are of the opinion that the Berens property has sufficient merit to continue exploration work. A two-phase program is recommended. Phase 1 would consist of obtaining more information on veins 3, 10 and 19. This would involve drilling twin holes for the best targets within the historical high grade mineralized zone, where drill hole logs and core have been lost. This information should be entered into the current database and be used to check the validity of the existing assay data. Proper QA/QC protocol and analytical procedure should be implemented for all target commodities and mineralization types. A drill is present on site, therefore mobilization costs are no longer a factor.

Phase 2 work would comprise prospecting, whole rock geochemistry and geological mapping, particularly on the new claims acquired in 2011. This includes the southern property near Setting Net Lake. All outcrops identified while compiling the area map and some structural measurements should be verified in the field. The best targets identified during this phase could be further exposed by trenching. Prospecting should also focus on identifying extensions of known mineralization, determining the continuity of mineralized veins, and determining the polarity of the volcanics. It is strongly recommended that the property undergoes a geophysical study. This should be done after the prospecting in order to determine the most suitable program (ground or airborne survey) for the type of mineralisation and host rock composition. If it is at all possible, the collars of historical surface holes, shaft collar, claim stakes, trenches, zones, etc. should be professionally surveyed and identified. According to the proposed genetic model, a pluton below the metavolcanics served as a heat source for the system. There is indeed a pluton in the southeastern corner of the property, but it is not known if this was the source of heat. This pluton may also have been near the top of the system where it could have acted as a capping mechanism, in which case other types of mineralization may be present near its contact.

Phase 1 is estimated at $219,000 and Phase 2 at $834,000 for a total of $1,053,000. The recommended program is described below. Estimated budgets are presented in Tables 26.1 and 26.2. The estimated budget for the exploration program is subject to potential incidentals (e.g., loss of flying hours during bad weather) and the real cost may thus differ from the estimated costs.

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Table 26.1 – Phase 1: Proposed Berens exploration program

PHASE 1	Twinning of Historical High-grade Mineralized Zones	Estimated cost $CAN
Diamond drilling	Validation drilling on veins No. 3, 10 and 19 (1,050 m @ $150/m). Lodging and transportation Contingencies (20%)	$157,500 $25,000 $36,500
Phase 1 Total		$219,000

Table 26.2 – Phase 2: Proposed Berens exploration program

PHASE 2	Detailed Exploration Work for Mineralized Zone Verification	Estimated cost $CAN
Field geology and prospecting	One month of field work on the property (geology and
prospecting). Add details to geology map, characterize lithological units, and locate all veins in area. Whole-rock geochemistry program and assay program for all mineralized rocks.
Mobilization/demobilization
Camp site, lodging and accommodation for geology team
	Contingencies (20%)	$200,000 $40,000 $90,000 $66,000
Surveying	1 week of surveying and localisation of DDH, Shaft collars, Claims status, trenches and Zones Mobilization/demobilization Camp site lodging and accommodation for geology team Contingencies (20%)	$50,000 $50,000 $20,000 $24,000
Trenching	Trenching follow-up on new targets generated by prospecting Mobilization/demobilization Camp site, lodging and accommodation Contingencies (20%)	$100,000 $70,000 $75,000 $49,000
Phase 2 Total		$834,000

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27.	REFERENCES

Adams, G.D., 1976. Precious metal veins of the Berens River Mine, Northwestern Ontario; unpublished MSc Thesis, University of Western Ontario, London, Ontario, 114p.

Atkinson, B.T., Parker, J.R. and Storey, C.C., 1991. Red Lake Resident Geologist’s District – 1990; in Report of Activities 1990, Resident Geologists, Ontario Geological Survey, Miscellaneous Paper 152, p.39-44.

Ayres, L.D., 1968. Setting Lake Area, District of Kenora (Patricia Portion); p.3-6 in Summary of Field Work, 1968, by the Geological Branch of the Ontario Department of Mines, edited by E.G. Pye, Ontario Department of Mines, Miscellaneous Paper 22.

Ayres, L.D., 1969. Setting Lake Area, District of Kenora (Patricia Portion); p.3-6 in Summary of Field Work, 1969, by the Geological Branch of the Ontario Department of Mines, edited by E.G. Pye, Ontario Department of Mines, Miscellaneous Paper 32.

Ayres, L.D., 1970. Setting Net Area, District of Kenora (Patricia Portion), Ontario Department of Mines, Preliminary Geological Map No. P.538 (revised), Scale 1 inch to ¼ mile. Geology 1968 and 1969. Re-issued 1970 with additional geology.

Ayres, L.D., 1972 a. Setting Net and Northwind Lakes Area, District of Kenora (Patricia Portion): Ontario Division of Mines, Miscellaneous Paper 53, pp. 6-13.

Ayres, L.D., 1972 b. Northwind Lake Area, District of Kenora (Patricia Portion), Ontario Division of Mines, Preliminary Geological Map No. P.765, Scale 1 inch to ¼ mile.

Ayres, L.D., 1974. Geology of the Trout Lakes Area, District of Kenora (Patricia Portion), Ontario Division of Mines, Geological Report 113, 199 p.

Ayres, L.D., 1975. Volcanic stratigraphy in the Favourable Lake Area: 1974, Centre for Precambrian Studies, University of Manitoba, 1974 Annual Report, p.108-113.

Ayres, L.D., 1977. Importance of stratigraphy in Early Precambrian volcanic terranes: cyclic volcanism at Setting Net Lake, northwestern Ontario; in Volcanic Regimes in Canada, Geological Association of Canada, Special Paper 17, p.243-264.

Ayres, L.D., Averill, S.A., and Wolfe, W.J., 1982. An Archean molybdenite occurrence of possible porphyry type at Setting Net Lake, northwestern Ontario, Canada: Economic Geology, v. 77, p. 1105-1119.

Banghart, M.D., 1940. Development and construction at Berens River Mines Ltd. The Pre-Cambrian, February 1940, reprint on file in Red Lake Resident Geologist’s office, assessment file 53C/13NE, Berens River Mines.

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Bateman, J.D., 1939. Geology of the North Spirit Lake area and Recent Developments in the Favourable Lake area; Ontario Department of Mines, Annual Report, 1938, v.47, pt.7, p.44-92.

Bergmann, H.J., 1970. Report on geophysical surveys on North property of Newconex Canadian Exploration Ltd. Setting Net Lake area, Ontario, Report 53C13SE0013 25p.

Bevan, A.A., 1983. Getty–Zahavy Joint Venture Favourable Lake Project, northwestern Ontario; Red Lake Resident Geologist’s office, assessment file, 53C/13SE, Getty Canadian Minerals Ltd, No. OM-82-1-C-54 File# 8, 26p.

Brown, P.A.R., 1988. Noramco Explorations Inc, Zahavy Project, Exploration Summary, 1987/88, Surface and Underground Programs, 29p.

Buchan, K. L., and Ernst, R. E., 2004. Diabase dyke swarms and related units in Canada and adjacent regions (with accompanying notes). Geological Survey of Canada, Map 2022A, 1:5,000,000.

Buck, P.S., 1978. A caldera sequence in the Early Precambrian, Favourable Lake volcanic complex, northwestern Ontario; unpublished MSc thesis, University of Manitoba, Winnipeg, Manitoba, 140p.

Card, K.D. and Ciesielski, A., 1986. DNAG#1. Subdivisions of the Superior Province of the Canadian Shield; Geoscience Canada, v. 13, p.5-13.

Chataway, R.T., 2004. Anaconda Gold Corporation Report of Exploration Work on the Borthwick Lake Project, Setting Net Lake Area, Red Lake Mining Division, NW Ontario NTS 53 C, AFRI 53C12SE2006.

Coll, R. and Mazurski, M., 1981. 1981 Summary report of field activities on the Zahavy OEX claims for Getty Canadian Metals, Limited. Report number 53C13NE007, 1034p.

Coll, R., 1983. Getty–Zahavy Joint Venture Favourable Lake Project 1983 summary report; Red Lake Resident Geologist’s office, assessment file, 53C/13SE, Getty Canadian Metals Ltd. OM-82-1-C-54 File #1 to 11, 49p.

Condor Consulting Inc., 2011. Report on processing and interpretation of VTEM and Magnetic Survey Twinpeaka area, Ontario, Canada. Guyana Frontier Mining Corp. 66p.

Corfu, F., and Ayres L. D., 1984. U-Pb ages and genetic significance of heterogeneous zircon populations in rocks from the Favourable Lake area, northwestern Ontario. Contributions to Mineralogy and Petrology, 88, p. 86-101.

Corfu, F., and Ayres, L.D., 1991. Unscrambling the stratigraphy of an Archean greenstone belt: A U-Pb geochronological study of the Favourable Lake Belt, northwestern Ontario: Precambrian Research, 50, p. 201-220.

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Corfu, F., and Davis, D.W., 1992. A U-Pb geochronological framework for the western Superior Province, Ontario, in Thurston, P. C., Williams, H. R., Sutcliffe, R. H., and Stott, G. M., eds., Geology of Ontario: Ontario Geological Survey, Special Volume 4, Pt. 2, p. 1335-1346.

Corfu, F., Krogh, T. E. and Ayres L. D., 1985. U–Pb zircon and sphene geochronology of a composite Archean granitoid batholith, Favourable Lake area, north western Ontario. Canadian Journal of Earth Sciences, 22, p. 1436-1451.

Corfu, F., and Stone, D., 1998. Age structure and organic significance of the Berens River composite batholiths, western Superior Province: Canadian Journal of Earth Sciences, 35, pp. 1089-1109.

Cruickshank, R.D., 1988. Report on Reconnaissance Prospecting, Geological Evaluation and Proposed Exploration Program on the Setting Net Lake Properties (Favourable Lake Area), Red Lake Mining Division, Ontario on behalf of Geotest Corporation, 57p.

Dubé, B., Gosselin, P., Mercier-Langevin, P., Hannington, M., and Galley, A., 2007. Gold-rich volcanogenic massive sulphide deposits, in Goodfellow, W.D. (ed.), Mineral Deposits of Canada, A Synthesis of Major Deposit Types, District Metallogeny, the Evolution of Geological Provinces, and Exploration Methods, Geological Association of Canada, Mineral Deposits Division, Special Publication No. 5, p 75-94.

Douglas, G.V., 1926. Reconnaissance from Red Lake to Favourable Lake, Patricia Kenora District, Ontario Department of Mines, Annual Report, Volume 35, Part 4, 21p. (Out of Print)

Downie, I. F., 1996. Wolfden Resources Limited, Exploration 1996 at Setting Net Lake, 26p.

Downie, I. F., 1997. Wolfden Resources Limited, Exploration 1997 at Setting Net Lake, Diamond Drilling, 13p.

Ferguson, S.A, Groen, H.A. and Haynes, R., 1971. Gold deposits of Ontario Part 1: Districts of Algoma, Cochrane, Kenora, Rainy River and Thunder Bay; Ontario Department of Mines, Mineral Resources Circular 13, 315p.

Galley, A.G., Hannington, M.D. and Jonasson, I.R., 2007. Volcanogenic massive sulphide deposits; in Goodfellow, W.D. (ed.), Mineral Deposits of Canada, A Synthesis of Major Deposit Types, District Metallogeny, the Evolution of Geological Provinces, and Exploration Methods, Geological Association of Canada, Mineral Deposits Division, Special Publication No. 5, p 141-161.

George, P.T., 1981. Evaluation and Recommendations, Zahavy Project No. 2 Shaft Area; Internal report for Getty Canadian Metals, Limited 48p.

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George, P.T., 1987. Summary Report Favourable Lake Project South Trout Lake Property for the Period November 1, 1986 to February 28, 1987, in S3C13NE0011, p. 44–84.

Gordanier, W.D., 1982. Sedimentology and relationship to volcanology of formation K, Favourable Lake metavolcanic-metasedimentary belt, northwestern Ontario; unpublished MSc thesis, University of Manitoba, Winnipeg, Manitoba, 90p.

Gomwe, T. and Pelletier, C., 2011. Report on the data compilation for the Berens River Mine property. Report for Golden Share Mining Corporation by InnovExplo Inc, 39p.

Grant, F.S. 1982. Report on the airborne magnetometer survey Favourable Lake area, Ontario for Getty Canadian Metals Ltd. 53C13NE0001, 24p.

Hazco, 2005. Berens River Mine Site Remediation Close Out Report. Record of Project Activities. Part of Amis ID #3901, 15p.

Hearst R., 2004. Final Report on an Airborne HEM Survey Borthwick Lake Claims And Setting Net Lake Claims Setting Net Lake Area, G-1879, McPhar Geosurveys Ltd, Report number 53C13NE2001, 112p.

Hendenquist, J.W. Arribas, A.R. and Gonzalez-Urien, E., 2000. Exploration for epithermal gold deposits, Chapter 7 in Hagemann, S. G., and Brown, P.E., eds., Gold in 2000: Society of Economic Geologists, Reviews in Economic Geology, v. 13, p. 245-277.

Hillary, E.M. and Ayres, L.D., 1980. Trondhjemitic Basement Enclave near the Archean Favourable Lake Volcanic Complex, Northwestern Ontario, Canada. Canadian Journal of Earth Sciences, 17, p.652-667.

Hurst, M.E., 1929. Geology of the Area between Favourable Lake and Sandy Lake, District of Kenora (Patricia Portion). Ontario Department of Mines Annual Report, 38, Part 2, pp. 49-84.

Huss, L., 2010. Report on the 2010 Exploration Program on the Berens River Property, Red Lake Mining Division, Ontario. 54p.

Irvine, T.N. and Baragar, W.R.A., 1971. A Guide to the Chemical Classification of the Common Volcanic Rocks. Canadian Journal of Earth Sciences, vol. 8, pp. 523-548.

Keys, M.R., 1948. Berens River Mine; in Structural Geology of Canadian Ore Deposits. The Canadian Institute of Mining and Metallurgy, p.365-368.

Kirwan, G.L., 1968. Report on Scintillometer coverage. Report 53C13NE0020 9p.

Langford, F.F. and Morin, J.A., 1976. The Development of the Superior Province of Northwestern Ontario by Merging Island Arcs. American Journal of Science, 276, pp. 1023- 1034.

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Larsen, K. B., 1988. Notes on the Structural Evolution and Potential of Zahavy Mines # 3 Vein System at Favourable Lake, Ontario, 21p.

Leclair, A., 2005. Géologie du nord-est de la Province du Supérieur. Ministère des Ressources naturelles du Québec. Map DV 2004-04, 1:750,000.

Lichtblau, A., Hinz, P., Ravnaas, C., Storey, C.C., Kosloski, L., Raoul, A. and Gula, R., 2005. Report of Activities 2004, Resident Geologist Program, Red Lake Regional Resident Geologist Report: Red Lake and Kenora Districts; Ontario Geological Survey, Open File Report 6146, 97p.

Lichtblau, A.F., Ravnaas, C., Storey, C.C., Lockwood, H.C., Bongfeldt, J. and McDonald, S., 2010. Report of Activities 2009, Resident Geologist Program, Red Lake Regional Resident Geologist Report: Red Lake and Kenora Districts; Ontario Geological Survey, Open File Report 6244, 77p.

Manitoba, 1965. Geological map of Manitoba Department of Mines and Natural Resources, Map 65-1, 1:1,267,200.

Mazurski, M.A., 1982a. 1981 Work Summary Report on the Zahavy Property for Getty Canadian Metals, Limited (KRL 526850 to KRL 526934), Report 53C13NE0553 133p.

Mazurski, M.A., 1982b. 1982 work summary report on the Zahavy Property (KRL 602804 - KRL 602824; KRL 542007 - KRL 542026; KRL 542031 - KRL 542034 and KRL 580418 - KRL 580421) for Getty Canadian Metals, Limited, Report 53C13NE0003 51p.

McDonald, C. W., 1945. Geophysical map of magnetometer work done, Report 53C13SE0014 4p.

McKay, D. B., 2002. Wolfden Resources Inc., Prospecting Report on the Borthwick Lake Property, Favourable Lake-Setting Lake Area, Northern Ontario, 2p.

McKay, D. B., Cullen, D. and Nelson, B., 2002. Report to evaluate and recommend an exploration program on Anaconda Uranium Corp. Borthwick Lake property; Red Lake Resident Geologist’s office, assessment file, 53C/13SE, Anaconda Gold Corp. Borthwick Lake Property (non-assessment), 44p.

Nunes, P. D. and Ayres, L. D., 1982. U-Pb zircon age of the Archean Setting Net Lake porphyry molybdenum occurrence, north western Ontario, Canada. Economic Geology, 77, p.1236 - 1239.

Oliver, T. A., 1949. Ore Minerals of the Berens River Mine. Canadian Mining Journal, 70 No. 6. p.83-86.

Ontario Geological Survey, 2009. Berens River; Ontario Geological Survey, Mineral Deposit Inventory, MDI#53C13SE00011.

Ontario Geological Survey, 1992. Bedrock geology of Ontario, Ontario Geological Survey, Maps 2541, 2542 and 2543, 1:1,000,000.

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Osmani, I. A. and Stott, G.M., 1988. Regional scale shear zones in Sachigo Subprovince and their economic significance; in Summary of Field Work and Other Activities 1988, Ontario Geological Survey, Miscellaneous Paper 141, p.53-67.

Parker, J.R. and Atkinson, B.T., 1992. Gold occurrences, prospects and past-producing mines of the Birch–Confederation lakes area; Ontario Geological Survey, Open File Report 5835, 332p.

Pearce, J. A., 1996. A user’s guide to basalt discrimination diagrams; in Trace Element Geochemistry of Volcanic Rocks: Applications for Massive Sulphide Exploration, (ed.) D.A. Wyman; Geological Association of Canada, Short Course Notes, vol. 12, p.79–113.

Percival, J. A., 2007. Geology and metallogeny of the Superior Province, Canada, in Goodfellow, W.D. (ed.), Mineral deposits of Canada: A synthesis of major deposit types, district metallogeny, the evolution of geological provinces, and exploration methods. Geological Association of Canada, Mineral Deposits Division, Special Publication No. 5, p. 903-928.

Percival, J.A., Sanborn-Barrie, M., Skulski, T., Stott, G.M., Helmstaedt, H. and White, D.J., 2006. Tectonic evolution of the western Superior Province from NATMAP and Lithoprobe studies. Canadian Journal of Earth Sciences, 43, p.1085-1117.

Raudsepp M. and Ayres L. D., 1982. Emplacement and differentiation of an Archean subvolcanic metapyroxenite – metagabbro sill in the Favourable Lake area, northwestern Ontario, 19, pp. 837-857.

Roach, S., 1989. Geological Evaluation of the No. 3 Vein, Zahavy Project, Favourable Lake Area, Northwestern Ontario for Noramco Explorations Inc., 30p.

Sheridan, J. P., 1960. Report of Electromagnetic Survey Golsil Mines Limited, Berens River Property, located in Patricia District Ontario., MNDMF report 53C13SE0501. 30p.

Sillitoe, R. H., Hannington, M. D., and Thompson, J. F. H., 1996. High sulphidation deposits in the volcanogenic massive sulfide environment. Economic Geology, v. 91, p. 204-212.

Sinclair, D. G., Tower, W. O., Taylor, J. B., Douglass, D. P., Bayne, A. S., Cave, A. E., Cooper, D. F., Weir, E. B. and Webster, A. R., 1938. Mines of Ontario in 1937, Ontario geological survey, annual report volume 47, Part 1 pp. 80-249.

Southampton Associates Inc., 1997. Report on Milberry Property, Setting Net Lake Property, Vista Lake Property for Wolfden Resources Inc., pp 41-84.

Stone, D., Fogal, R. and Fitzsimon, S., 1993. Precambrian Geology, Favourable Lake Area; Ontario Geological Survey, Preliminary Map P.3226, 1:50,000.

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Stone, D., 1998. Precambrian geology of the Berens River area, northwest Ontario. Ontario Geological Survey, Open file Report 5963, 116p.

Stone, D., 2005. Geology of the Northern Superior Area, Ontario. Ontario Geological Survey, Open File Report 6140, 94p.

Stott, G. M., and Corfu, F., 1991. Uchi subprovince, in Thurston, P.C., Williams, H.R., Sutcliffe, R.H., and Stott, G.M., eds., Geology of Ontario: Ontario Geological Survey Special Volume 4, Part 1, p. 145-238.

Stott, G. M., Corfu, F., Breaks, F. W. and Thurston, P. C., 1989. Multiple orogenesis in northwestern Superior Province; in Geological Association of Canada-Mineralogical Association of Canada, Program with Abstracts, v. 14, p. A56.

Szetu, S. S. 1957. Report 53C13SE0016 21p.

Takata, S.A., 1988. Logistics report on combined helicopter-borne magnetic and VLF-EM survey Favourable Lake, Ontario for Noramco Explorations Inc. by Aerodat Limited Report 53C13NE0012, 60p.

Taylor, B. E., 2007. Epithermal gold deposits; in Goodfellow, W.D. (ed.), Mineral Deposits of Canada, A Synthesis of Major Deposit Types, District Metallogeny, the Evolution of Geological Provinces, and Exploration Methods, Geological Association of Canada, Mineral Deposits Division, Special Publication No. 5, p 113-139.

Terraquest Ltd, 1989. Report on an Airborne Magnetic and VLF-EM survey, Setting Net Lake Property, Favourable Lake Area, Red Lake Mining Division, Ontario for Geotest Corporation, 5p.

Thériault, R., 2002. Carte géologique du Québec (édition 2002). Géologie Québec, Ministère des Ressources naturelles du Québec. 8 pages, 1 map at 1:2,000,000. DV 2002-06.

Thurston, P. C. and Chivers, K. M., 1990. Secular variation in greenstone sequence development emphasising Superior Province Canada. Precambrian Research 46, p. 21-58.

Thurston, P. C., Osmani, I. A. and Stone, D., 1991. Northwestern Superior Province: review and terrane analysis; in Geology of Ontario, Ontario Geological Survey, Special Volume 4, Part 1, pp. 81-144.

Tremblay, G. A., 1981. Reserves No. 3 Vein System, Zahavy Property, Favourable Lake Area, Northwestern Ontario; M.P.H. Consulting Limited report for Getty Minerals Company Limited, 27p.

V. B. Cook Co. Ltd, Consulting Engineers, 1994. Ministry of Northern Development and Mines, Red Lake: Abandoned Mine Site Assessments, Berens River - Amis #03901, MDI# KP0318 and Berens River Zone 3 -Amis #03936, MDI# KP0348.

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Walford, P. and Cullen, D., 2006. Technical Report on MERC International Minerals Inc.’s Borthwick Lake Property, Setting Net Lake Area (G-1879) Red Lake Mining Division, Ontario N.T.S. 53C / NW, 44p.

Watson, D., and Lazenby, P.G., 1970. Questor Surveys Limited, Airborne electromagnetic survey report. Area 1970-9, Setting Net Lake Area, Ontario, prepared for Minorex Limited. MNDMF report 53C14SW0005, p. 51.

Watts, Griffis and McOuat Limited, 1989. Evaluation of Gold-Silver Mineralization of the Zahavy Project of Noramco Mining Corporation, 28p.

Whittaker, P.J., 1989. Zahavy Project, Diamond Drilling Report, October 1988 – January 1989, Borthwick Lake Area for Noramco Explorations Inc., 46p. NOT FOUND

Winter, L.D.S., 1988. Geological Report on the Zahavy Mines Ltd Property, Favourable Lake Area, Ontario for Zahavy Mines Limited, 30p.

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28.	SIGNATURE PAGE

43-101 - TECHNICAL REPORT ON THE BERENS RIVER PROPERTY
(according to Regulation 43-101 / NI 43-101 and Form 43-101F1)

Prepared for

Golden Share Mining Corporation
349 Rue de Contrecoeur
Montréal (Québec) H1L 3Y4

(signed and sealed on original)	Signed at Val-d’Or, on June 19, 2013
Tafadzwa Gomwe, PhD. P.Geo.
InnovExplo Inc.
560, 3[e] Avenue, Val-d’Or,
Québec, Canada, J9P 1S4

(signed and sealed on original)	Signed at Val-d’Or, on June 19, 2013
Remi Verschelden BSc, P.Geo.
InnovExplo Inc.
560, 3[e] Avenue, Val-d’Or,
Québec, Canada, J9P 1S4

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CERTIFICATE OF AUTHOR – TAFADZWA GOMWE

I, Tafadzwa Gomwe, PhD, P.Geo. (APGO, no. 2226) do hereby certify that:

1.	I am a consulting geologist with InnovExplo (9117-9077 Québec Inc.), 560 3[e] Avenue, Val-d’Or, Québec, Canada, J9P 1S4.

2.

I hold a B.Sc. Honours in Geology from Rhodes University, South Africa, having graduated in 1999. I hold an M.Sc. in Geology from University of Pretoria, South Africa, having graduated in 2001. I hold a PhD. in Mineral Resources from Université du Québec à Chicoutimi, having graduated in 2008.

3.

I am a practicing member of the Association of Professional Geoscientists of Ontario and the Ordre des Géologues de Quebec and a member of the Canadian Institute of Mining Metallurgy and Petroleum and the Society of Economic Geologists.

4.

I have been continuously engaged in professional roles in the mineral industry since graduating in 2008. My exploration experience was acquired by working with Xstrata Nickel in Raglan and Tanzania, Kabanga Project. I have been a consulting geologist for InnovExplo since July 2008.

5.

I have read the definition of “qualified person” set out in Regulation 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in Regulation 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of Regulation 43-101.

6.

I am responsible for the preparation of all the sections of the technical report titled “Technical Report on the Berens River Property (according to Regulation 43-101/NI 43-101 and Form 43- 101F1)”, dated June 19, 2013 (the “Technical Report”). I visited the Berens River property on May 1, 2012.

7.	I have had no prior involvement with the property that is the subject of the Report.

8.

I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report and for which the failure to disclose would make the Report misleading.

9.	I am independent of the issuer applying all of the tests in section 1.5 of Regulation 43-101 (National Instrument 43-101).

10.	I have read Regulation 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.

1 I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Signed this 19th day of June 2013 at Val-d’Or.

(signed and sealed on original
Tafadzwa Gomwe, Ph.D., P.Geo.

[1]	If an issuer is using this certificate to accompany a technical report that it will file only with the exchange, then the exchange recommends that this paragraph is included in the certificate.

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CERTIFICATE OF AUTHOR – RÉMI VERSCHELDEN

I, Rémi Verschelden, PGeo (APGO no 2231, OGQ no 484) do hereby certify that:

1.	I am Consulting Geologist of InnovExplo Inc at 560, 3[e] Avenue, Val-d’Or, Québec, Canada, J9P 1S4.

2.	I graduated with a Bachelor of Geology degree from Université de Montréal in Montréal in 1990.

3.	I am a member of the Ordre des Géologues du Québec (OGQ, no. 484) and of the Association of Professional Geoscientists of Ontario (APGO 2231).

4.

I have worked as a geologist for a total of 18 years since my graduation from university. My exploration expertise has been acquired with Soquem Inc., Noranda Exploration Inc. and Exploration Octopus Inc. My mining expertise was acquired at the Selbaie Mine. I have been a consulting geologist for InnovExplo Inc. since May 2012.

5.

I have read the definition of “qualified person” set out in Regulation 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in Regulation 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of Regulation 43-101 / National Instrument 43-101.

6.

I am responsible for the preparation of the sections 4.3, 5 and 12 of the technical report titled “Technical Report on the Berens River Property (according to Regulation 43-101/NI 43-101 and Form 43-101F1)”, dated June 19, 2013 (the “Technical Report”). I visited the Berens property on June 4th, 2013.

7.	I have not had prior involvement with the property that is the subject of the Technical Report

8.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report and that the omission to disclose would make the Technical Report misleading.

9.	I am independent of the issuer applying all of the tests in section 1.5 of Regulation 43-101.

10.	I have read Regulation 43-101 respecting standards of disclosure for mineral projects, as well as Form 43-101F1, and the Technical Report has been prepared in accordance with that regulation and form.

11.

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority, and any publication by them of the Technical Report for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public.[1]

Dated this 19th day of June, 2013.

(signed and sealed on original)
Rémi Verschelden, BSc, P.Geo.
InnovExplo Inc.
E-mail: remi.verschelden@innovexplo.com

[1]	If an issuer is using this certificate to accompany a technical report that it will file only with the exchange, then the exchange recommends that this paragraph is included in the certificate.

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APPENDIX I

UNITS, CONVERSION FACTORS, ABBREVIATIONS

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Units

Units in this report are metric unless otherwise specified. Precious metal content is reported in gram of metal per metric ton (g/t Au or Ag) except otherwise stated. Tonnage figures are dry metric tons unless otherwise stated. The ounces are in Troy ounces.

Unit Abbreviations used

°C	degrees Celsius	oz	troy ounces
g	Grams	oz/t	ounces per short tons
ha	hectares	g/t	grams per metric tons
kg	kilograms	ppb	parts per billion
km	kilometres	ppm	parts per million
masl	metres above sea level	tons / st	short tons
mm	millimetres	tonnes / t	metric tons
’	feet	$	Canadian dollars

Conversion factors for measurements

Imperial Unit	Multiplied by	Metric Unit

1 inch	25.4	mm
1 foot	0.305	m
1 acre	0.405	ha
1 ounce (troy)	31.103	g
1 pound (avdp)	0.454	kg
1 ton (short)	0.907	t
1 ounce (troy) / t (short)	34.286	g/t

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APPENDIX II

SUMMARY PROCEDURES FROM SGS LABORATORIES

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Minerals Services METHOD SUMMARY

METHOD FAA 303	Determination of Au by Lead Fusion (Fire Assay) and
Atomic Absorption Spectrometry (AAS)

1.	Parameter(s) measured, unit(s):
Gold (Au), in oz/tonne

2.	Typical sample size:
30 g

3.	Type of sample applicable (media):
Ores, geological and metallurgical process products

4.	Sample preparation technique used:

The sample is crushed, split and pulverized to attain homogeneity. The homogenized sample is weighed. The sample is mixed with flux and fused using lead oxide at 1100°C, followed by cupellation of the resulting lead button (Dore bead). The bead is dissolved using HCl and HNO3 and the resulting solution is submitted for analysis.

5.	Method of analysis used:
Flame atomic absorption spectrometry (AAS) using acid matrix matched calibration materials.

6.	Data reduction by:
Computer, on line, data fed to Laboratory Information Management System with secure audit trail.

7.	Figures of Merit:

Element	Au
LOQ (oz/tonne)	0.001

This method has been validated to include precision, accuracy and measurement uncertainty. For further information, contact val.murphy@sgs.com

8.	Quality control:
One sample every 50 is checked for % passing at the crushing and pulverizing stage. % passing during crushing must be greater than 75% and during pulverizing, greater than 85%.

One reagent blank, one duplicate, one certified reference material or in-house reference materials per 24 samples; calibration materials that cover the linear range; one instrument blank per 24 samples, calibration drift check every 12 samples.

9.	Accreditation:
The Standards Council of Canada has accredited this test in conformance with the requirements of ISO/IEC 17025. See www.scc.ca for scope of accreditation.

SGS Minerals Services – Red Lake Laboratory
www.sgslakefield.com
Member of SGS Group (Société Générale de Surveillance)

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Minerals Services METHOD SUMMARY

METHOD FAG 303	Determination of Gold (Au) by Lead Fusion (Fire Assay)
and Gravimetric Finish

1.	Parameters:
Gold (Au), oz/ton

2.	Typical sample size:
30 g

3.	Type of sample applicable (media):
Ores, rocks and geological samples

4.	Sample preparation technique used:

The sample is crushed, split and pulverized to attain homogeneity. The homogenized sample is weighed. The sample is mixed with flux and fused using lead oxide at 1100°C, followed by cupellation of the resulting lead button (Dore bead). The bead is weighed gravimetrically.

5.	Sample Analysis technique used:
Gravimetric determination using a calibrated microbalance.

6.	Data reduction by:
Computer, on line, data fed to Laboratory Information Management System with secure audit trail.

7.	Figures of Merit:

Element	Au
LOQ (oz/tonne)	0.003

This method has been validated to include precision, accuracy and measurement uncertainty. For further information, contact val.murphy@sgs.com

8.	Quality control:
One sample every 50 is checked for % passing at the crushing and pulverizing stage. % passing during crushing must be greater than 75% and during pulverizing, greater than 85%.
One reagent blank, one reference material and one duplicate sample are prepared and analyzed every 24 samples.
Calibration weights are verified daily.

9.	Accreditation:
The Standards Council of Canada has accredited this test in conformance with the requirements of ISO/IEC 17025. See www.scc.ca for scope of accreditation.

SGS Minerals Services – Red Lake Laboratory
www.sgslakefield.com
Member of SGS Group (Société Générale de Surveillance)

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Minerals Services METHOD SUMMARY

AAS21E :	The Determination of Silver by HNO3, HCl and HF acids
Digestion and Flame Atomic Absorption

1.	Parameter(s) measured, unit(s):
Silver (Ag): grams / ton (g/t)

2.	Typical sample size:
2.0 g in 50 mL

3.	Type of sample applicable (media):
Crushed and Pulverized rocks, soils and sediments.

4.	Sample preparation technique used:

Crushed and pulverized rock, soil and /or sediment samples are digested using HNO3, HCl and HF in 50 mL polypropylene graduated digestion vessel in an aluminum block, pre- heated to a temperature of 110[o]C.

5.	Method of analysis used:

The digested sample solution is analyzed by Flame Atomic Absorption Spectrometer (AAS), Samples are analyzed against known calibration materials to provide quantitative analysis of the original sample.

6.	Data reduction by:
The results are exported via computer, on line, data fed to the SGS Laboratory Information Management System (SLIM) with secure audit trail.

7.	Figures of Merit:

This method has been fully validated for the range of samples typically analyzed. Method validation includes the use of certified reference materials, replicates and blanks to calculate accuracy, precision, linearity, range, and limit of detection, limit of quantification, specificity and measurement uncertainty.

Element	Reporting Limit g/t
Ag	0.3

The estimated Measurement Uncertainty (MU) has been established for the following base metal parameters of this method at the following concentration ranges and is based on laboratory replicate data (comprising of different samples, analysts, laboratory conditions, equipment, etc.,).

Ag Concentration Range (g/t)	Estimated Measurement Uncertainty (MU) +/-
At 0.3 - 0.5 g/t	0.1057
0.5 - 1.0 g/t	0.1598
At: 1.0 - 5.0 g/t	0.8113
At: 5.0 - 10 g/t	1.0025
At: 10 - 50 g/t	2.1077
At: 50 - 100 g/t	5.9496
At: 100 - 500 g/t	20.9898

* Note: Validation and measurement Uncertainty is site and instrument specific.

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Minerals Services METHOD SUMMARY

(SUITE)
AAS21E :	The Determination of Silver by HNO3, HCl and HF acids
Digestion and Flame Atomic Absorption

8.	Quality control:

Instrument calibration is performed for each batch or work order and calibration checks are analyzed within each analytical run. Quality control materials include method blanks, replicates, duplicates and reference materials and are randomly inserted with the frequency set according to method protocols at ~14%. Quality assurance measures of precision and accuracy are verified statistically using SLIM control charts with set criteria for data acceptance. Data that fails is subject to investigation and repeated as necessary.

SGS Minerals Services – Red Lake Laboratory
www.sgslakefield.com
Member of SGS Group (Société Générale de Surveillance)

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Minerals Services METHOD SUMMARY

ICP90Q:	Ore Grade Analysis of Base Metals by Sodium peroxide
Fusion and ICP-OES.

1.	Parameter(s) measured, unit(s):
Cobalt (Co); Copper (Cu); Lead (Pb); Molybdenum(Mo); Nickel (Ni); Zinc (Zn): % *Additional Elements may be requested: Fe (Iron); Lithium(Li): %

2.	Typical sample size:
0.20 g

3.	Type of sample applicable (media):
Crushed and Pulverized rocks, soils and sediments

4.	Sample preparation technique used:
Crushed and pulverized rock, soil and /or sediment samples are fused by Sodium peroxide in zirconium crucibles and dissolved using dilute HNO3.

5.	Method of analysis used:

The digested sample solution is analyzed by inductively coupled plasma Optical Emission Spectrometer (ICP-OES). Samples are analyzed against known calibration materials to provide quantitative analysis of the original sample.

6.	Data reduction by:
The results are exported via computer, on line, data fed to the SGS Laboratory Information Management System (SLIM) with secure audit trail.

7.	Figures of Merit:

This method has been fully validated for the range of samples typically analyzed. Method validation includes the use of certified reference materials, replicates and blanks to calculate accuracy, precision, linearity, range, and limit of detection, limit of quantification, specificity and measurement uncertainty.

Element	Reporting Limit %	Element	Reporting Limit %
Co	0.01	Mo	0.01
Cu	0.01	Ni	0.01
Pb	0.01	Zn	0.01

The estimated Measurement Uncertainty (MU) has been established for the following base metal parameters of this method at the following concentration ranges and is based on laboratory replicate data (comprising of different samples, analysts, laboratory conditions, equipment, etc.,).

Concentration Range (%)	Estimated Measurement Uncertainty (MU) +/-
	Co	Cu	Pb	Mo	Ni	Zn
0.01 - 0.05%	0.0015	0.0030	0.0021	0.0013	0.0031	0.0039
0.05 - 0.10%	0.0031	0.0026	0.0038	0.0015	0.0047	0.0075
0.10 - 0.50%	0.0055	0.0082	0.0105	0.0025	0.0068	0.0111
0.50 - 1.00%	0.0027	0.0336	0.0461		0.0255	0.0172
1.00 - 5.00%	0.0415	0.0595	0.0736		0.0929	0.0999
5.00 - 10.00%		0.2687	0.1531		0.2593	0.1906
10.00 - 50.00%		0.4362	0.5472		0.8067	0.8419

* Note: Validation and measurement Uncertainty is site and instrument specific.

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Minerals Services METHOD SUMMARY

(SUITE)
ICP90Q:	Ore Grade Analysis of Base Metals by Sodium peroxide
Fusion and ICP-OES.

8.	Quality control:

Instrument calibration is performed for each batch or work order and calibration checks are analyzed within each analytical run. Quality control materials include method blanks, replicates, duplicates and reference materials and are randomly inserted with the frequency set according to method protocols at ~14%.

Quality assurance measures of precision and accuracy are verified statistically using SLIM control charts with set criteria for data acceptance. Data that fails is subject to investigation and repeated as necessary.

9. Accreditation:
The Standards Council of Canada has accredited this test in conformance with the requirements of ISO/IEC 17025. See www.scc.ca for scope of accreditation

SGS Minerals Services – Red Lake Laboratory
www.sgslakefield.com
Member of SGS Group (Société Générale de Surveillance)

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